Exhibit 10.5

Hilton Garden Inn
Denver, CO

MANAGEMENT AGREEMENT

by and between

STONEBRIDGE REALTY ADVISORS, INC.,
d/b/a STONEBRIDGE COMPANIES

as “MANAGER”

and

APPLE TEN HOSPITALITY MANAGEMENT, INC.

as “OWNER”

Dated as of March 4, 2011

ARTICLE I APPOINTMENT OF MANAGER		1

1.01.	Appointment	1

1.02.	Management of the Hotel	2

1.03.	Employees	3

1.04.	Owner’s Right to Inspect	4

1.05.	Regular Meetings	4

1.06.	System Standards	5

1.07.	Limitations on Manager’s Authority	5

1.08.	Representations and Warranties of Manager	5

1.09.	Limitations on Manager’s Duties	5

1.10.	Centralized Services	6

ARTICLE II TERM		6

2.01.	Term	6

2.02.	Performance Termination	6

ARTICLE III COMPENSATION OF MANAGER		8

3.01.	Management Fees	8

3.02.	Operating Profit	8

3.03.	Accounting Fee	9

ARTICLE IV ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS		10

4.01.	Accounting, Distributions and Annual Reconciliation	10

4.02.	Books and Records	11

4.03.	Accounts, Expenditures	11

4.04.	Annual Operating Projection	12

4.05.	Working Capital	12

4.06.	Fixed Asset Supplies	13

4.07.	Real Estate and Personal Property Taxes	13

4.08.	Sarbanes-Oxley Certification	14

ARTICLE V REPAIRS, MAINTENANCE AND REPLACEMENTS		15

5.01.	Repairs and Maintenance to be Paid from Gross Revenues	15

5.02.	Repairs, Maintenance and Equipment Replacements to be Paid from Reserve	15

ARTICLE VI INSURANCE		17

6.01.	Property Insurance	17

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6.02.	Operational Insurance	17

6.03.	Coverage; Deductibles	18

6.04.	Costs and Expenses	19

6.05.	Owner’s Right to Provide Insurance	19

ARTICLE VII DAMAGE AND REPAIR		19

7.01.	Damage and Repair	19

7.02.	Condemnation	20

7.03.	Subordination to Qualified Mortgage	21

7.04.	No Covenants, Conditions or Restrictions	21

7.05.	Liens; Credit	22

7.06.	Hotel Lease	22

ARTICLE VIII DEFAULTS		22

8.01.	Events of Default	22

8.02.	Remedies	23

8.03.	Additional Remedies	24

ARTICLE IX ASSIGNMENT AND SALE		24

9.01.	Assignment	24

9.02.	Sale of the Hotel	24

ARTICLE X MISCELLANEOUS		25

10.01.	Right to Make Agreement	25

10.02.	Consents and Cooperation	25

10.03.	Relationship	25

10.04.	Applicable Law	26

10.05.	Recordation	26

10.06.	Headings	26

10.07.	Notices	26

10.08.	Environmental Matters	27

10.09.	Confidentiality	28

10.10.	Indemnification	29

10.11.	Actions to be Taken Upon Termination	29

10.12.	Waiver	30

10.13.	Partial Invalidity	31

10.14.	Survival	31

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10.15.	Negotiation of Agreement	31

10.16.	Estoppel Certificates	31

10.17.	Affiliates	32

10.18.	Blocked Persons or Entities	32

10.19.	Restrictions on Operating the Hotel in Accordance with System Standards	33

10.20.	Counterparts	33

10.21.	Entire Agreement	33

10.22.	Franchise Agreement	33

10.23.	Operation of Other Hotels	34

10.24.	Expert Decisions	34

10.25.	Waiver of Jury Trial and Punitive Damages	35

ARTICLE XI DEFINITION OF TERMS		35

11.01.	Definition of Terms	35

Schedule 1	- Hotel Specific Data
Exhibit A	- Legal Description of Site
Exhibit B	- Representations and Warranties

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MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is executed as of the 4th day of March, 2011 (“Effective Date”), by APPLE TEN HOSPITALTY MANAGEMENT, INC., a Virginia corporation, (“Owner”), with a mailing address at c/o Apple REIT Companies, 1814 East Main Street, Richmond, Virginia 23219, Attention: Krissy Gathright, and STONEBRIDGE REALTY ADVISORS, INC., a Colorado corporation, d/b/a STONEBRIDGE COMPANIES (“Manager”), with a mailing address at c/o Stonebridge Companies, 9100 East Panorama Drive, Suite 300, Englewood, Colorado 80112, Attention: Navin C. Dimond.

RECITALS:

          A. Apple Ten Hospitality Ownership, Inc., a Virginia corporation (“Landlord”), is the owner of that certain hotel consisting of the Buildings located on the Site. The Site and the Buildings, in addition to certain other rights, improvements, and personal property as more particularly described in the definition of “Hotel” in Section 11.01 hereof, are collectively referred to as the “Hotel.”

          B. Landlord and Owner have entered into that certain Hotel Lease Agreement dated as of the Effective Date (the “Hotel Lease”) pursuant to which Landlord leases the Hotel to Owner. Concurrently with the execution of this Agreement, Landlord, Owner and Manager have entered into a recognition agreement, pursuant to which Landlord has agreed to recognize Manager as the operator of the Hotel and assume the remaining obligations of Owner under this Agreement or cause Manager to be so recognized and such remaining obligations to be assumed by a successor tenant, if the Hotel Lease terminates prior to the end of the term of this Agreement, as it may be extended.

          C. All capitalized terms used in this Agreement shall have the meaning set forth in Section 11.01 hereof.

          D. Owner desires to engage Manager to manage and operate the Hotel, and Manager desires to accept such engagement, upon the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Owner and Manager agree as follows:

ARTICLE I
APPOINTMENT OF MANAGER

          1.01. Appointment.

          Owner hereby appoints and employs Manager as Owner’s exclusive independent contractor to supervise, direct and control the management and operation of the Hotel throughout the Term. Manager accepts said appointment and agrees to manage the Hotel during the Term in accordance with the terms and conditions of this Agreement.

          1.02. Management of the Hotel.

                    A. Manager shall manage the Hotel, including, without limitation, performance of the following functions, in accordance with Prudent Industry Practices, the provisions of this Agreement and all standards imposed by the Franchise Agreement (provided that in all cases, except as otherwise specifically set forth in this Agreement, the costs and expenses of performing such functions shall be Deductions):

                              1. Recruit, employ, supervise, direct and discharge the employees at the Hotel and maintain adequate staff, consistent with Prudent Industry Practices, to carry out its duties under this Agreement, which employees may be employed by an Affiliate of Manager as provided in Section 1.03.

                              2. Establish prices, rates and charges for services provided in the Hotel, including Guest Room rates.

                              3. Establish and revise, as necessary and in accordance with Prudent Industry Practices, administrative policies and procedures, including policies and procedure for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner.

                              4. Make payments on accounts payable and collect accounts receivable.

                              5. Procure (for Owner) all Inventories and replace Fixed Asset Supplies.

                              6. Prepare and deliver interim accountings, annual accountings, Annual Operating Statements, Building Estimates, Repairs and Equipment Estimates and such other information as is required by this Agreement.

                              7. Plan, execute and supervise repairs and maintenance at the Hotel.

                              8. Obtain the insurance required to be obtained by Manager pursuant to Article VI of this Agreement and provide or cause to be provided all risk management services related thereto, subject to the provisions of Section 6.05.

                              9. Obtain and keep in full force and effect, either in its own name or in Owner’s or Owner’s affiliate’s name, as may be required by applicable law, any and all licenses (including, without limitation, liquor licenses which shall be maintained in the name of Manager to the extent permitted by law) and permits to the extent same is within the control of Manager (or, if same is not within the control of Manager, Manager shall use reasonable efforts to obtain and keep same in full force and effect).

                              10. Subject to the terms of this Agreement, execute subordination agreements, estoppel certificates and other documentation required by any purchaser or mortgagee and reasonably cooperate (provided that Manager shall not be obligated to enter into any amendments of this Agreement) with Owner or Landlord in any attempt(s) by Owner or Landlord to effectuate a Sale of the Hotel or to obtain a Qualified Mortgage.

                              11. Arrange for and supervise public relations and advertising and prepare marketing plans.

                              12. Manage and operate the Hotel at all times in compliance with the Franchise Agreement, including (without limitation) the Manual and the System standards (as such terms are defined therein).

                    B. The operation of the Hotel shall be under the exclusive supervision and control of Manager, except as otherwise specifically provided in this Agreement, and Manager shall be responsible for the proper and efficient operation of the Hotel. In fulfilling its obligations under this Agreement, Manager will act as a reasonable, prudent operator of the Hotel, having regard for the status of the Hotel, operating the Hotel in accordance with Prudent Industry Practices and at all times maintaining and complying with all standards imposed by the Franchise Agreement, and subject to the foregoing and all other terms and conditions of this Agreement, shall have discretion in the following: charges, terms and conditions for Guest Rooms and commercial space; credit policies and services provided by the Hotel; food and beverage services; employment policies; granting of leases, subleases, licenses and concessions for shops and businesses within the Hotel, provided that the term of any such lease, sublease, license or concession shall not exceed the lesser of one (1) year or the Term without the prior written approval of Owner; receipt, holding and disbursement of funds; maintenance of bank accounts; procurement of Inventories, supplies and services; promotion and publicity; payment of costs and expenses as are specifically provided for in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel; and, generally, all activities necessary for operation of the Hotel. With respect to all Material Management Decisions, Manager shall consult with Owner in advance of making any such decisions. The term “Material Management Decisions” means a decision to be made in connection with any expenditure of more than $10,000 in each instance, or aggregate expenditures in any Fiscal Year of five percent (5%) or more of the total annual expenses provided for in the approved Annual Operating Projection for such Fiscal Year, if such expenditure is not included in the approved Annual Operating Projection for such Fiscal Year or if such expenditure would result in an increase in the overall Annual Operating Projection approved by Owner, unless such expenditure is made to address an emergency situation.

                    C. Manager shall comply with and abide by all applicable Legal Requirements pertaining to its operation of the Hotel. Any of Landlord, Owner or Manager shall have the right, but not the obligation, in its reasonable discretion, to contest or oppose, by appropriate proceedings, any such Legal Requirements. The reasonable expenses of any such contest of a Legal Requirement shall be Deductions and shall be paid from Gross Revenues or from other funds in the Operating Accounts.

          1.03. Employees

          All personnel employed at the Hotel shall at all times be the employees of Manager (or, after disclosure to Owner, one of its Affiliates) and not the employees of Owner. Manager shall have reasonable discretion with respect to all personnel employed at the Hotel, including, without limitation, decisions regarding hiring, promoting, transferring, compensating, supervising, terminating, directing and training all employees at the Hotel, and, generally, establishing and maintaining all policies relating to employment; provided, however, that (i) Owner shall have the right to approve the hiring of the persons who occupy the position of General Manager for the Hotel in accordance with the procedures set forth below and (ii) except as otherwise required by applicable Legal Requirements, Manager shall not negotiate or enter into any collective bargaining or other labor agreement with employees or with any organization representing or claiming to represent employees without Owner’s prior consent. No person shall be given gratuitous accommodations or services without prior joint approval of Owner and Manager except in accordance with policies agreed upon by Owner and Manager and except corporate personnel of Manager at the Hotel on a temporary basis for Hotel business (such as the meetings described in Section 1.05). Manager shall reimburse Owner for the costs (including relocation costs) of hiring and training General Managers who are employed at the Hotel for six (6) months or less and are transferred or relocated (other than to another hotel managed by Manager for Owner or any of Owner’s Affiliates), and for such costs on a pro-rated basis (over twelve (12) months) for General Managers employed at the Hotel for more than six (6) months but less than twelve (12) months (other than those transferred or relocated to another hotel managed by Manager for Owner or any of Owner’s Affiliates), and Manager shall promptly reimburse Owner for any such costs that are payable by Manager, which amounts shall be Manager’s Liabilities.

          The procedures for selection of the General Manager shall be as follows: Manager shall provide Owner with the resume of the candidate for General Manager who is qualified for such position in Manager’s reasonable judgment. Owner shall notify Manager in writing of its approval or disapproval of such candidate within five (5) Business Days after Owner’s receipt of the candidate’s resume, Owner’s approval not to be unreasonably withheld. If Owner approves the candidate or fails to notify Manager in writing of Owner’s approval or disapproval of the candidate presented by Manager, Manager may appoint such candidate to the position of General Manager. If Owner disapproves any candidate presented by Manager, Manager shall not appoint such candidate as General Manager.

          1.04. Owner’s Right to Inspect.

          Owner, its representatives, employees, agents, Affiliates and Mortgagees shall have access to the Hotel at any and all reasonable times for the purpose of inspection, exercising any of its rights under this Agreement or showing the Hotel to prospective purchasers, tenants or Mortgagees, provided that the operation of the Hotel is not unreasonably interfered with, and at any time in case of an emergency.

          1.05. Regular Meetings.

          At Owner’s request, Owner and Manager shall have meetings at the Hotel and at mutually convenient times no more frequently than once a quarter. Manager shall be represented at such meetings by the General Manager of the Hotel and such other personnel as the General Manager and Owner may deem appropriate. The travel costs and expenses for such other personnel to attend the meetings shall be paid from the Operating Accounts as Deductions. The purpose of the meetings shall be, inter alia, to discuss the performance of the Hotel and other related issues, including any variations from the approved Annual Operating Projection for the preceding quarter.

          1.06. System Standards

          Subject to the availability of adequate funds, Manager shall take such actions consistent with this Agreement as are necessary for the Hotel to comply with the System Standards, and Manager shall operate the Hotel so that the Hotel will at all times comply with System Standards.

          1.07. Limitations on Manager’s Authority

          Unless provided for in the approved Annual Operating Projection, Manager shall not, without Owner’s prior written approval, enter into any FF&E Lease if (i) the fair market value of the FF&E subject to such FF&E Lease at the time of entering into such FF&E Lease exceeds Thirty-Five Thousand Dollars ($35,000); (ii) the fair market value of the FF&E subject to all FF&E Leases at the time of entering into such FF&E Lease exceeds Sixty Thousand Dollars ($60,000) in the aggregate; (iii) the FF&E subject to such FF&E Lease is FF&E that is not, consistent with Prudent Industry Practices, customarily leased; (iv) such FF&E Lease is with an Affiliate of Manager or is on payment terms (including the amounts and schedule of payments) that would be materially more favorable to the lessor thereof than payment terms customary under Prudent Industry Practices for leases of similar FF&E; or (v) such FF&E Lease is not terminable by Owner upon thirty (30) days’ notice if such FF&E Lease is more than one (1) year in duration.

          1.08. Representations and Warranties of Manager.

          Manager hereby makes the representations and warranties to Owner set forth in Exhibit B attached hereto and made a part hereof by this reference.

          1.09. Limitations on Manager’s Duties

                    A. Manager’s duties under this Agreement are subject to the availability of sufficient funds from the operation of the Hotel or which are otherwise provided by Owner. Except as otherwise expressly provided in this Agreement, all costs and expenses of operating, maintaining, marketing and improving the Hotel shall be payable out of funds from the operation of the Hotel or which are otherwise provided by Owner. In no event shall Manager be obligated to advance any of its own funds to pay any such costs or expenses for the Hotel except as expressly provided in this Agreement. Anything in this Agreement to the contrary notwithstanding, Manager shall be excused from its obligations to operate the Hotel in conformity with its obligations hereunder to the extent and whenever Manager shall be prevented from compliance with such standard by reason of the occurrence of a Force Majeure.

                    B. In connection with any insurance coverages required or obtained under this Agreement, neither Manager nor any insurance broker Manager or its Affiliates may retain makes any warranty or representation regarding the advisability, nature, or extent of the insurance coverages provided by Manager for the benefit of Owner or any other coverages that

Owner should consider for the protection of Owner, the Hotel and its operations. Owner agrees to rely exclusively on its own insurance advisors with respect to all insurance matters.

                    C. Any and all financial projections and budgets prepared by Manager under this Agreement, including the Annual Operating Projection, are intended to assist in operating the Hotel, but are not to be relied on by Owner or any third party as to the accuracy of the information contained therein or the results predicted. Manager does not guarantee the accuracy of the information contained in such projections and budgets, nor does it guarantee the results of such projections and budgets, and Owner acknowledges that Manager shall not be held responsible by Owner or any third party for any divergence between such projections and budgets and actual operating results achieved. If Owner provides any such financial projections or budgets to a third party, Owner shall be obligated to advise such third party in writing of the substance of this disclaimer.

          1.10. Centralized Services.

          Manager may provide to the Hotel the following services that are furnished generally on a central or system-wide basis to other hotels operated by Manager or its Affiliates: Director of Engineering and Maintenance, Revenue/Channel Manager, Risk Manager, Group/Tour Sales Department, MIS Support Services and joint advertising and marketing. The salaries, wages, development costs and overhead related to the employees of Manager providing such centralized services shall be allocated on a fair basis among all hotels receiving such services based upon the extent to which such services benefit the Hotel. Manager shall provide to Owner for Owner’s approval as a part of the Annual Operating Projection pursuant to Section 4.04 the projected costs of such centralized services.

ARTICLE II
TERM

          2.01. Term.

          The “Term” of this Agreement shall begin on the Effective Date and shall continue until the expiration of the tenth anniversary of the date hereof. The Term of this Agreement may be extended only upon mutual agreement of Manager and Owner, each in the exercise of its sole and absolute discretion, on all the same terms (other than term) as set forth in this Agreement for two (2) consecutive periods, each such extension term being for periods of five (5) years each. In the event the parties do not reach an agreement to so extend, this Agreement shall terminate as provided in the first sentence of this Section.

          2.02. Performance Termination.

                    A. Owner shall have the option to terminate this Agreement if during any of the first five (5) Fiscal Years both of the following occur:

                              1. Operating Profit for (i) the second Fiscal Year is insufficient to pay to Owner at least $4,680,000 in Owner’s Priority for such Fiscal Year or (ii) the third Fiscal Year is insufficient to pay to Owner at least $5,265,000 in Owner’s Priority for such Fiscal Year, or

(iii) in each of the fourth or fifth Fiscal Year is insufficient to pay to Owner at least $5,850,000 in Owner’s Priority for such Fiscal Year; and

                              2. The Revenue Index of the Hotel for such Fiscal Year is less than the Revenue Index Threshold.

                    B. Owner shall have the option to terminate this Agreement if during the sixth (6th) Fiscal Year or any Fiscal Year thereafter any of the following occur:

                              1. Operating Profit for any such Fiscal Year is insufficient to pay to Owner the full amount of Owner’s Priority for such Fiscal Year; or

                              2. The Revenue Index of the Hotel for such Fiscal Year is less than the Revenue Index Threshold.

                    C. For purposes of determining whether Owner has the option to terminate this Agreement under Subsection A or Subsection B of this Section 2.02, to the extent the operating results of the Hotel were materially and quantifiably affected by Force Majeure affecting the Hotel or by major renovations of the Hotel, the Operating Profit or Revenue Index, as applicable, shall be equitably adjusted to amounts reasonably projected absent such Force Majeure or major renovations, such adjustments to be substantiated by such evidence and reasonably detailed calculations provided by Manager to Owner as are reasonably acceptable to Owner. Owner shall exercise its option to terminate pursuant to Subsection A or B of this Section 2.02 based upon the Operating Profit and/or Revenue Index, as applicable, for a Fiscal Year by serving written notice thereof on Manager no later than sixty (60) days after Owner’s receipt of the Annual Operating Statement under Section 4.01.A for such Fiscal Year, and this Agreement shall terminate as of the end of the second (2nd) full Accounting Period following the date on which Manager receives the above-described notice from Owner.

                    D. Owner’s failure to exercise its right to terminate this Agreement pursuant to this Section 2.02 shall not be deemed an estoppel or waiver of Owner’s right to terminate this Agreement with respect to any subsequent event or circumstance that could give Owner the right to terminate hereunder.

                    E. Upon receipt of Owner’s written notice of termination under Section 2.02A or B, above, if Operating Profit is less than five percent (5%) below the full amount of Owner’s Priority for the applicable Fiscal Year, Manager shall have the option, to be exercised within ten (10) days after receipt of the notice, to avoid the termination by electing (in a notice to Owner) to pay Owner the amount (the “Cure Payment”) by which Owner’s Priority exceeded Operating Profit for the Fiscal Year in which the performance test was failed. Except as expressly provided in the preceding sentence of this Section 2.02E, Manager shall not have any right to avoid termination without the prior written consent of Owner.

ARTICLE III
COMPENSATION OF MANAGER

          3.01. Management Fees.

          In consideration of services to be performed during the Term, Manager shall be paid the sum of the following as its management fees:

                    A. the Base Management Fee, which shall be retained by Manager from Gross Revenues; plus

                    B. the Incentive Management Fee but only to the extent of available Operating Profit after payment of Owner’s Priority (including, without limitation, all accrued and unpaid Owner’s Priority) as provided in Section 3.02 below.

          3.02. Operating Profit.

                    A. Operating Profit, to the extent available, shall be distributed to Owner and to Manager in the following order of priority, except as otherwise provided in this Agreement:

                              1. Any accrued but unpaid Base Management Fee payable in respect of any prior Accounting Period shall be paid to Manager;

                              2. An amount up to the maximum amount of Owner’s Priority shall be paid to Owner;

                              3. The Incentive Management Fee shall be paid to Manager; and

                              4. Any remaining balance of Operating Profit shall be paid to Owner.

          Owner’s Priority shall not be cumulative from one Fiscal Year to the next, and to the extent the maximum amount of Owner’s Priority is unpaid in any Fiscal Year, such unpaid amount shall not accrue or be payable in any subsequent Fiscal Year. The Incentive Management Fee for each Fiscal Year will be payable to Manager, in quarterly installments at the end of each calendar quarter, based upon the projected Incentive Management Fee provided for in the approved Annual Operating Projection for such Fiscal Year, calculated and adjusted quarterly using actual operating results to date for such Fiscal Year and projected Operating Profit for the remainder of such Fiscal Year as provided for in the approved Annual Operating Projection. Notwithstanding anything in this Agreement to the contrary, Manager acknowledges and agrees that (i) Base Management Fees are payable monthly within thirty (30) days after the end of each Accounting Period during the Term; (ii) estimated and unpaid Incentive Management Fees for the remainder of any Fiscal Year shall be adjusted at the end of each calendar quarter in such Fiscal Year based upon the actual operating results to date for such Fiscal Year, with all final adjustments to be made (and payment made to Owner or Manager, as applicable, any amount payable by Manager to a Manager’s Liability) annually within thirty (30) days after Owner’s receipt and acceptance of the Annual Operating Statement; (iii) Incentive Management Fees are payable only to the extent of available Operating Profit after payment in full of Owner’s Priority; and (iv) in no event shall Incentive Management Fees accrue or be deemed to accrue.

                    B. To the extent of available Operating Profit with respect to each Accounting Period, Manager shall distribute a prorated portion of the Owner’s Priority (including any accrued and unpaid Owner’s Priority) to Owner for each such Accounting Period in accordance with Section 4.01.

                    C. During any period of discontinued or reduced operations of the Hotel or any part thereof as a result of damage, destruction or condemnation that does not result in a termination of this Agreement and during repair or restoration thereafter, Owner shall pay to Manager for each Accounting Period, in lieu of any Base Management Fee and/or Incentive Management Fee that might otherwise be payable under this Agreement, an amount equal to the higher of (a) the Base Management Fee for such Accounting Period that would be payable pursuant to Section 3.01A treating business interruption insurance proceeds and/or condemnation proceeds as Gross Revenues or (b) the Base Management Fee and Incentive Management Fee (if any) for such Accounting Period that would have been payable if the Hotel had achieved the projected operating results set forth in the approved Annual Operating Projection. Notwithstanding the foregoing, in no event will any Base Management Fees, Incentive Management Fees or management fees in lieu thereof accrue or be payable by Owner to Manager in excess of the amount included as management fees in any business interruption proceeds received by Owner in respect of such Accounting Period.

          3.03. Accounting Fee.

          Manager will perform certain data processing and accounting functions for the Hotel at Manager’s headquarters or central office using personnel that are not employed at the Hotel. In consideration of Manager’s performance of these data processing and accounting functions for the benefit of the Hotel, Owner will pay to Manager on a monthly basis the Accounting Fee, which Accounting Fee shall be prorated for any partial month and may be withheld by Manager from Gross Revenues.

ARTICLE IV
ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS

          4.01. Accounting, Distributions and Annual Reconciliation.

                    A. Within fifteen (15) days after the close of each Accounting Period, Manager shall deliver an interim accounting (the “Accounting Period Statement”) to Owner, prepared in accordance with the Uniform System of Accounts, showing Gross Revenues, Deductions, Operating Profit and applications and distributions thereof for the preceding Accounting Period and any other information reasonably requested by Owner. Manager shall transfer to Owner, with each Accounting Period Statement, any interim amounts due Owner, subject to Working Capital needs reasonably proposed by Manager and approved by Owner, such approval not to be unreasonably withheld, and shall retain any interim amounts payable to Manager pursuant to the terms of this Agreement.

                    B. Calculations and payments of the Incentive Management Fee, the Base Management Fee and distributions of Operating Profit made with respect to each Accounting Period shall be accounted for cumulatively within a Fiscal Year, but shall not be cumulative from one Fiscal Year to the next. Within the SEC Filing Period, Manager shall deliver to Owner a statement (the “Annual Operating Statement”) in reasonable detail summarizing the operations of the Hotel for the immediately preceding Fiscal Year and a certificate of Manager’s chief accounting officer certifying that, to the best of his or her knowledge, such Annual Operating Statement is true and correct. The parties shall, within five (5) Business Days after Owner’s receipt of such Annual Operating Statement, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such Annual Operating Statement. Such Annual Operating Statement shall be controlling over the preceding Accounting Period Statements.

                    C. To the extent there is an Operating Loss for any Accounting Period, no Base Management Fee shall be paid to or retained from Gross Revenues by Manager. Any Base Management Fee that would have been payable to Manager had there been an Operating Profit for such Accounting Period shall accrue (but not beyond the Term of this Agreement) and shall be payable to Manager as provided in Article III to the extent of Operating Profit in subsequent Accounting Periods.

          To the extent there is an Operating Loss for any Accounting Period, additional funds in the amount of any such Operating Loss (other than the amount of any Base Management Fee) shall be provided by Owner within thirty (30) days after Manager has delivered written notice thereof to Owner. If Owner does not fund such Operating Loss within the thirty (30) day time period, Manager shall have the right after prior written notice to Owner (without affecting Manager’s other remedies under this Agreement) to withdraw an amount equal to such Operating Loss from future distributions of funds otherwise due to Owner. In the event an Operating Loss occurs for each of six (6) consecutive Accounting Periods during any Fiscal Year, Owner may elect to terminate this Agreement, provided that, in determining whether Owner has the option to terminate this Agreement pursuant to this sentence, to the extent the operating results of the Hotel were materially and quantifiably affected by Force Majeure affecting the Hotel or by major renovations to the Hotel, such operating results shall be equitably adjusted to amounts reasonably projected absent such Force Majeure or major renovations, such adjustments to be substantiated by such evidence and reasonably detailed calculations provided by Manager to Owner as are reasonably acceptable to Owner.

          4.02. Books and Records.

          Books of control and account pertaining to operations at the Hotel shall be kept on the accrual basis and in all material respects in accordance with the Uniform System of Accounts. Owner may at reasonable intervals during Manager’s normal business hours examine such records. If Owner desires (at its own expense, except as provided below) to audit, examine or review the Annual Operating Statement, Owner shall notify Manager in writing within sixty (60) days after receipt of such Annual Operating Statement of its intention to audit and begin such audit no sooner than ten (10) days after Manager’s receipt of such notice and not later than sixty (60) days after Manager’s receipt of such notice. Owner shall use reasonable efforts to complete such audit within one hundred twenty (120) days after commencement thereof. If Owner does not make such an audit, then such Annual Operating Statement shall be deemed to be conclusively accepted by Owner as being correct, except in the event of manifest error or fraud, misrepresentation, misconduct or negligence by Manager or its agents, employees, representatives or contractors or other third parties. If any audit by Owner discloses an understatement of any amounts due Owner, Manager shall promptly pay Owner such amounts found to be due, plus interest thereon at the Prime Rate plus one percent (1%) per annum from the date such amounts should originally have been paid. If any audit discloses that Manager has not received any amounts due it, Owner shall pay Manager such amounts, plus interest thereon at the Prime Rate plus one percent (1%) per annum from the date such amounts should originally have been paid. The cost of the audit shall be paid by Owner; provided, however, Manager shall pay for such cost if such audit discloses an underpayment to Owner for the Fiscal Year so audited of five percent (5%) or more of the amount that should have been paid to Owner for such Fiscal Year. In addition, if the Franchise Agreement requires Owner to pay interest and/or the cost of an audit to the franchisor on account of an understatement in reports provided by Manager, Manager shall pay such interest and costs in accordance with the Franchise Agreement without (either directly or indirectly) passing such charges on to Owner.

          4.03. Accounts, Expenditures.

                    A. All funds derived from operation of the Hotel shall be deposited by Manager in Owner’s bank accounts (the “Operating Accounts”) established by Manager in a bank or banks designated by Manager with the concurrence of Owner. Withdrawals by Manager from said Operating Accounts shall be made solely by representatives of Manager, but only those representatives whose signatures have been authorized by Manager with the concurrence of Owner. Reasonable petty cash funds shall be maintained at the Hotel.

                    B. Except as otherwise provided in this Agreement, all payments made by Manager hereunder shall be made from the Operating Accounts, petty cash funds, or from the Reserve (in accordance with Section 5.02). Manager shall not be required to make any advance or payment with respect to the Hotel except out of such funds, and Manager shall not be obligated to incur any liability or obligation with respect to the Hotel except as otherwise provided in this Agreement (including, without limitation, pursuant to Sections 1.03, 3.02A, 3.03 and 10.10A) (each, “Manager’s Liability”, and, collectively, “Manager’s Liabilities”).

                    C. Debts and liabilities (other than Manager’s Liabilities) incurred by Manager as a result of its operation and management of the Hotel pursuant to the terms hereof, whether asserted before or after Termination, will be paid by Owner to the extent funds are not available for that purpose from Gross Revenues. Manager shall pay all of Manager’s Liabilities. The provisions of this Section 4.03C shall survive Termination.

          4.04. Annual Operating Projection.

          Manager shall deliver to Owner for its review, at least thirty (30) days prior to the beginning of each Fiscal Year after the first Fiscal Year following the Effective Date, a preliminary draft of the business plan (including a proposed budget) and a projection of the estimated Gross Revenues, departmental profits, Deductions, and Operating Profit for the forthcoming Fiscal Year for the Hotel (the “Annual Operating Projection”) for approval by Owner. Manager will consider in good faith suggestions made by Owner with respect to the Annual Operating Projection and make modifications thereto that are agreed upon by Owner and Manager. In the case of the Fiscal Year beginning on the Effective Date, Manager and Owner have already agreed upon the Annual Operating Projection for such Fiscal Year. Notwithstanding the foregoing, Owner shall not be entitled to withhold its approval of the Annual Operating Projection based solely on its objection to: (i) Manager’s reasonable projections of either Gross Revenues or the components thereof, (ii) Impositions, utility charges and similar charges determined by governmental authorities or providers whose rates cannot be controlled or negotiated by Manager, or (iii) increases in projected costs and expenses of operating the Hotel caused by projected increases in occupancy or use of Hotel facilities that are projected to increase Gross Revenues. Upon approval of the Annual Operating Projection by Owner and Manager, Manager in good faith shall use best efforts to adhere to such Annual Operating Projection. In the event Owner and Manager (each acting reasonably and in good faith in considering projections for operation of the Hotel pursuant to Prudent Industry Practice, the Franchise Agreement, any Qualified Mortgage affecting the Hotel and this Agreement) are unable to agree upon the Annual Operating Projection by the commencement of the Fiscal Year to which it relates, Owner or Manager may elect to terminate this Agreement by serving written notice to the other party, and this Agreement shall terminate as of the end of the second (2nd) full Accounting Period following the date on which such party receives such notice of termination. Any such notice of termination shall be given not later than thirty (30) days after the end of the then-current Fiscal Year, provided that Owner shall have received the proposed Annual Operating Projection from Manager at least thirty (30) days prior to the end of the then-current Fiscal Year. Pending such termination, Manager shall operate the Hotel with respect to those categories that are in dispute based on the previous Fiscal Year’s approved Annual Operating Projection.

          4.05. Working Capital.

          The parties recognize that, as of the Effective Date, the level of Working Capital funds, which shall be held in the Operating Accounts, is reasonably believed to be reasonably sufficient for the operations of the Hotel, subject at all times to seasonal differences and changes in circumstances after the Effective Date. To the extent the expenditure of additional Working Capital funds has been reasonably proposed by Manager and approved by Owner, such approval not to be unreasonably withheld, Owner shall from time to time during the Term advance any such additional funds which Manager shall use to satisfy such needs of the Hotel as have been reasonably proposed by Manager and approved by Owner. If Owner does not so fund additional Working Capital as approved by Owner within thirty (30) days after receipt by Owner of a written request therefor from Manager, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw, after prior written notice to Owner, from future distributions of funds otherwise due to Owner an amount equal to the funds agreed upon by Owner and Manager for additional Working Capital. All funds so advanced for Working Capital shall be utilized by Manager for the purposes of this Agreement. In the event Owner and Manager are unable to agree upon the need for and/or amount of additional Working Capital within thirty (30) days after Owner’s receipt of a written notice from Manager of the need for additional funds for Working Capital, Owner shall have no obligation to fund additional Working Capital and Manager may elect to terminate this Agreement. Upon Termination, Manager shall immediately return the outstanding balance of the Working Capital to Owner.

          4.06. Fixed Asset Supplies.

          The parties further recognize that, as of the Effective Date, the level of funds for Fixed Asset Supplies is reasonably believed to be reasonably sufficient for the operations of the Hotel, subject at all times to seasonal differences and changes in circumstances after the Effective Date. Any additional funds which are necessary to maintain Fixed Asset Supplies at levels reasonably proposed by Manager and approved by Owner, such approval not to be unreasonably withheld, as being necessary to satisfy the needs of the Hotel, shall be paid from available Gross Revenues or, at Owner’s election, funded by Owner within thirty (30) days after Owner’s approval of such additional funds and, in each case, shall be Deductions. Fixed Asset Supplies shall remain the property of Owner throughout the term of this Agreement and upon Termination.

          4.07. Real Estate and Personal Property Taxes.

                    A. Except as specifically set forth in Section 4.07.B below, all real estate and personal property taxes, levies, assessments (including special assessments (regardless of when due or whether they are paid as a lump sum or in installments over time) imposed because of facilities that are constructed by or on behalf of the assessing jurisdiction (for example, roads, sidewalks, sewers, culverts, etc.) which directly benefit the Hotel (regardless of whether or not they also benefit other buildings)), “Impact Fees” (regardless of when due or whether they are paid as a lump sum or in installments over time) which are required of Owner as a condition to the issuance of zoning variances or building permits, and similar charges on or relating to the Hotel (collectively, “Impositions”) during the Term shall be paid by Manager from Gross Revenues, before any fine, penalty, or interest is added thereto or lien placed upon the Hotel or upon this Agreement, unless payment thereof is in good faith being contested and enforcement thereof is stayed. Any such payments shall be Deductions in determining Operating Profit. Owner shall, within five (5) days after receipt, furnish Manager with copies of official tax bills and assessments which it may receive with respect to the Hotel. Either Landlord, Owner or Manager with the concurrence of Owner (in which case Owner agrees to sign, and cause Landlord to sign, the required applications and otherwise reasonably cooperate with Manager in expediting the matter) may, and at Owner’s request Manager shall, initiate proceedings to contest any negotiations or proceedings with respect to any Imposition, and all reasonable costs of any such contest shall be paid from Gross Revenues and shall be a Deduction in determining Operating Profit. Manager shall, as part of its contest or negotiation of any Imposition, be entitled, on Owner’s and Landlord’s behalf, to waive any applicable statute of limitations in order to avoid paying the Imposition during the pendency of any proceedings or negotiations with applicable authorities. Notwithstanding anything contained herein to the contrary, at Owner’s option (i) Manager shall establish an escrow account in the name of Owner in a bank or banks designated by Manager with the concurrence of Owner and shall deposit monthly into such account from Gross Revenues an amount that Manager reasonably estimates shall be sufficient to pay the Impositions, in which case Manager shall pay the Impositions from funds in the escrow account as and when the Impositions become due (and Owner shall promptly deposit into the escrow account any deficiency if the estimated monthly payments are not sufficient to pay all of the Impositions) or (ii) the amounts that would otherwise be deposited into such escrow account shall be included in the Operating Profit, not deducted from Gross Revenues and shall be distributed in cash to Owner along with the remainder of the Owner’s Priority. If Owner elects to retain such amounts pursuant to clause (ii) above, Manager shall accrue such amounts as a reserve on the accounting records of the Hotel, and Owner shall fund the same as and when the Impositions become due, but such accrued and unfunded amounts shall be deducted from Gross Revenues for purposes of calculating the Incentive Management Fee. In addition, if any Mortgagee requires the establishment of an escrow account with respect to the Impositions, Manager shall comply with such requirements, and the amounts so escrowed shall be applied to Impositions in accordance with such Mortgagee’s requirements and any amounts so escrowed shall be Deductions.

                    B. The word “Impositions” as used in this Agreement shall not include any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax or other assessment or payment in lieu thereof imposed on Owner or Manager, or any income tax imposed on any income of Owner or Manager (including distributions to Owner or Manager pursuant to Article III hereof), all of which shall be paid solely by Owner or Manager, as applicable, not from Gross Revenues nor from the Reserve.

          4.08. Sarbanes-Oxley Certification.

                    A. Owner may, in connection with its or any of its Affiliate’s annual or quarterly Securities and Exchange Commission reporting requirements (and in any event no more than four (4) times in any Fiscal Year), request that Manager deliver to Owner or its Affiliate a certificate from an accounting officer of Manager, in a form approved by Manager’s accounting firm, certifying that, to his or her knowledge, the information contained in the Accounting Period Statements for the Accounting Periods contained within the applicable Fiscal Year or quarter are true and correct in all material respects, subject to final adjustment based on the annual review conducted by Manager in preparing the Annual Operating Statement. Owner shall submit such request in writing, along with the date by which such certificate is to be delivered, not less than five (5) business days prior to the requested delivery date, and Manager shall deliver the certificate by the requested date or, if later, within five (5) business days after Manager’s receipt of Owner’s request.

                    B. In connection with Owner’s or its Affiliates’ certifications under Section 404 (“Section 404”) of the Sarbanes-Oxley Act of 2002, Owner or such Affiliate shall have the right, at its option:

                              1. Either (i) to require Manager to document its processes and related internal controls for Owner or such Affiliate to use in its required documentation under Section 404 or (ii) to have access to Manager’s books and records relating to the Hotel (including, without limitation, reasonable access to Manager’s premises) to document Manager’s processes and related internal controls; and

                              2. Either (i) to require testing by Manager of the controls identified in clause 1 above or (ii) to have access to Manager’s books and records relating to the Hotel (including, without limitation, reasonable access to Manager’s premises) to permit Owner or such Affiliate to test the controls identified in clause 1 above.

          Manager shall provide Owner’s or such Affiliates’ independent auditors access to Manager’s books and records relating to the Hotel (including, without limitation, access to Manager’s premises) to conduct their audit of the testing performed pursuant to this Section 4.08. If Owner or such Affiliate determine such controls have weaknesses which should be mentioned in Owner’s or such Affiliates’ report on internal controls under Section 404 or other certifications under the Sarbanes-Oxley Act of 2002, Manager shall use best efforts to remedy and/or correct identified weaknesses in a timely manner.

ARTICLE V
REPAIRS, MAINTENANCE AND REPLACEMENTS

          5.01. Repairs and Maintenance to be Paid from Gross Revenues.

          Subject to the availability of adequate funds, Manager shall maintain the Hotel in good repair and condition, use best efforts to comply with and abide by all applicable Legal Requirements pertaining to its operation of the Hotel and shall make or cause to be made such routine maintenance, repairs and minor alterations as it determines are necessary for such purposes and as required pursuant to the terms of the Franchise Agreement or by Owner. The phrase “routine maintenance, repairs, and minor alterations” as used in this Section 5.01 shall include only those which are normally expensed under generally accepted accounting principles. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues (and not from the Reserve) and shall be treated as a Deduction.

          5.02. Repairs, Maintenance and Equipment Replacements to be Paid from Reserve.

                    A. A reserve account in the name and under the control of Owner (the “Reserve”) shall be established by Manager in a bank or similar institution reasonably acceptable to both Manager and Owner, to cover the cost of:

                    1. Replacements, renewals and additions to the FF&E at the Hotel; and

                    2. Routine Capital Expenditures.

                    B. Manager shall deposit funds in the Reserve as provided in Item 3 of Schedule 1. Transfers into the Reserve shall be made at the time of each interim accounting described in Section 4.01 hereof. All amounts transferred to the Reserve shall be deducted from Gross Revenues in determining Operating Profit and shall be deposited in the special Reserve account described in Section 5.02.A.

                    C. Subject to the availability of adequate funds, Manager shall from time to time make such (1) replacements and renewals to the FF&E of the Hotel, and (2) Routine Capital Expenditures, as may be provided for in the approved Annual Operating Projection, as may be agreed upon by Owner and Manager or as may be required by the Franchise Agreement. Except as may be required by the Franchise Agreement, no expenditures will be made in excess of the balance of the Reserve without the approval of Owner. At the end of each Fiscal Year, any amounts remaining in the Reserve shall be carried forward to the next Fiscal Year. Proceeds from the sale of FF&E no longer necessary to the operation of the Hotel shall be added to the Reserve. The Reserve will be kept in an interest-bearing account, and any interest which accrues thereon shall be retained in the Reserve. Neither (x) proceeds from the disposition of FF&E, nor (y) interest which accrues on amounts held in the Reserve, shall (a) result in any reduction in the required contributions to the Reserve set forth in Section 5.02.B above, nor (b) be included in Gross Revenues. Withdrawals by Manager from the Reserve may be made in accordance with the approved Annual Operating Projection only by representatives of Manager whose signatures have been authorized by Manager with the concurrence of Owner.

                    D. All repairs, alterations, improvements, renewals or replacements made pursuant to this Article V, and all amounts kept in the Reserve, shall be the property of Owner, subject to Manager’s rights to apply such funds as otherwise provided in this Agreement. In addition and notwithstanding anything contained herein to the contrary, no funds shall be expended for replacements, renewals and additions to the FF&E, for Routine Capital Expenditures or for any other capital expenditures unless each such expenditure is included in the approved Annual Operating Projection or is necessary in an emergency to protect or preserve the Hotel or the health and safety of Hotel employees, guests or customers. If Owner elects to use Manager’s construction management services for construction projects in connection with any Routine Capital Expenditures or other non-emergency alterations or improvements, Owner will pay Manager such construction management fee as may be agreed upon by the parties.

                    E. Notwithstanding anything contained herein to the contrary, upon the mutual agreement of Owner and Manager, the amounts that would otherwise be deposited into the Reserve pursuant to this Section 5.02 shall be included in the Operating Profit, not deducted from Gross Revenues and shall be distributed in cash to Owner along with the remainder of the Owner’s Priority. In such case, Manager shall accrue such amounts as a reserve on the accounting records of the Hotel, and Owner shall fund the same only when required under this Agreement to cover the appropriate costs actually incurred. If Owner does not so fund such amounts within thirty (30) days after Owner is required to do so under this Agreement, Manager shall have the right after prior written notice to Owner (without affecting Manager’s other remedies under this Agreement) to withdraw from future distributions of funds otherwise due to Owner an amount equal to such amount required to be so funded by Owner. However, such accrued and unfunded reserves shall be deducted from Gross Revenues for purposes of calculating the Incentive Management Fee.

                    F. Unless otherwise expressly covered by this Article V, except in the case of an emergency, Manager shall not make any capital expenditure or improvement without first obtaining Owner’s prior written consent and approval.

ARTICLE VI
INSURANCE

          6.01. Property Insurance.

                    A. Subject to the provisions of Section 6.05, Manager shall, commencing with the Effective Date and for the duration of the Term, procure and maintain, using funds deducted from Gross Revenues as a Deduction in determining Operating Profit, the following insurance and/or such other insurance as may be approved or required by Owner:

                              1. Insurance on the Hotel (including contents) against loss or damage by all perils included in “all risk” (as such term is commonly used in the insurance industry) coverage, in an amount not less than one hundred percent (100%) of the replacement cost thereof, except that if such 100% replacement cost coverage is not available on reasonable rates and terms, then such insurance shall be in an amount not less than ninety percent (90%) of the replacement cost thereof (less excavation and foundation costs), of the Hotel.

                              2. Insurance against loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers, to the extent applicable, installed in the Hotel.

                              3. Business interruption insurance covering loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Section 6.0l.A.1, 2 and 3, for a period of not less than one (1) year after the occurrence, of a type and in amounts and with such deductible limits as are agreed upon by Owner and Manager.

                              4. If the Hotel is in an earthquake-prone area, earthquake insurance in accordance with Prudent Industry Practices.

                    B. All policies of insurance required under Section 6.01.A. 1, 2 and 3 shall insure Owner, Landlord, Manager, and any Mortgagee, and any losses thereunder shall be payable to the parties as and to the extent their respective interests, if any, may appear.

          6.02. Operational Insurance.

          Subject to the provisions of Section 6.05, Manager shall, commencing with the Effective Date and for the duration of the Term, procure and maintain, using funds deducted from Gross Revenues as a Deduction in determining Operating Profit, with insurance companies approved by Owner the following insurance and/or such other insurance as may be approved or required by Owner:

                    A. Workers, compensation and employer’s liability insurance as may be required under applicable laws covering all of the employees at the Hotel, with such deductible limits or self-insured retentions as are agreed upon by owner and Manager;

                    B. Commercial general liability insurance against claims for all injury, death or property damage occurring on, in, or about the Hotel, and automobile insurance on vehicles owned or leased by owner and operated in conjunction with the Hotel, with a combined single limit of not less than Twenty Million Dollars ($20,000,000) for each occurrence for personal injury, death and property damage, with such deductible limits as are agreed upon by Owner and Manager;

                    C. Fidelity bonds with respect to the Hotel employees handling funds of the Hotel, in an amount agreed upon by Owner and Manager;

                    D. Employment practices liability insurance; and

                    E. Such other insurance in amounts as Manager in its reasonable judgment deems advisable (with the concurrence of Owner) for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel or as reasonably required by a Mortgagee.

          Owner and Landlord shall be the named insureds with respect to the insurance described in Subsection 6.02B and 6.02D (to the extent possible) and, to the extent applicable, Subsection 6.02E. Manager shall be the named insured and Owner and Landlord shall be additional insureds on the policies described in Subsections 6.02A and 6.02C.

          6.03. Coverage; Deductibles.

          All policies of insurance described in Sections 6.02 and 6.03, including the coverages and the deductibles thereunder, shall be subject to Owner’s prior approval, and Owner may require that any such coverage or policy be eliminated or not be carried, provided that Owner will not require Manager to eliminate any coverage that is customarily carried in accordance with Prudent Industry Practice or that is required under a Qualified Mortgage, the Franchise Agreement or other agreement binding on the Hotel. Either Owner or Manager may require that insurance and/or additional insurance and/or coverage be maintained in excess of that customarily carried in accordance with Prudent Industry Practice, provided that the cost of such excess insurance and/or coverage shall not be a Deduction and shall be borne by the party requesting the same. Subject to Owner’s prior approval, such approval not to be unreasonably withheld, and the provisions of Section 6.05, all insurance described in Sections 6.01 and 6.02 may be obtained by Manager by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies fulfill the requirements specified herein. Deductible limits shall be as agreed upon by Owner and Manager. No coverage required hereunder shall be self-insured by Manager without prior written approval of Owner. Owner shall have the right to approve the insurance policies to be obtained by Manager pursuant hereto and the insurance companies issuing such policies. In order to avoid any lapse in insurance coverage required to be maintained pursuant to this Article VI, Manager shall request any consent required from Owner hereunder with respect to insurance matters in a timely manner so that Owner has a reasonable period of time to consider any such request, and Owner shall respond within ten (10) days after receipt of any such request. Failure to respond within such ten (10) day period shall be deemed approval by Owner.

          6.04. Costs and Expenses.

          Insurance premiums and any costs or expenses with respect to the insurance described in this Article VI shall be Deductions in determining Operating Profit. Premiums on policies for more than one year shall be charged pro rata against Gross Revenues over the period of the policies. Any reserves, losses, costs, damages or expenses which are uninsured, or fall within deductible limits, shall be treated as a cost of insurance and shall be Deductions in determining Operating Profit.

          6.05. Owner’s Right to Provide Insurance.

          Notwithstanding anything contained in this Agreement to the contrary, Owner and/or its Affiliates (including, without limitation, Landlord) shall have the right to procure and maintain any or all of the insurance for the Hotel otherwise required to be maintained by Manager under this Article VI and in lieu of Manager procuring the same, provided that Owner shall give Manager not less than thirty (30) days notice of Owner’s intent to provide such insurance, shall maintain such insurance as is customary in accordance with Prudent Industry Practice and shall provide to Manager upon request certificates of insurance evidencing the same. In such case, all of the terms and conditions of this Article VI, to the extent applicable, shall govern the insurance procured by Owner under this Section 6.05, including, without limitation, the requirement that Owner be a named insured on the operational insurance described in Section 6.02. Without limiting the generality of the foregoing, all insurance premiums and any costs or expenses and all deductibles with respect to such insurance shall be Deductions in determining Operating Profit., provided that, in the event the premiums for the insurance maintained by Owner are in excess of the premiums that would have been payable by Manager had Manager maintained the same insurance, the amount of such excess shall be payable by Owner and shall not be a Deduction for the purposes of determining Operating Profit. Each insurance policy maintained by Owner or Manager in accordance with this Section 6.05 shall contain a waiver of subrogation in favor of the other party, and Owner and Manager each release the other from claims against the other to the extent the same are covered by insurance.

ARTICLE VII
DAMAGE AND REPAIR

          7.01. Damage and Repair.

                    A. If, during the Term, the Hotel is damaged or destroyed by fire, casualty or other cause, Owner and/or Landlord may elect, in its sole and absolute discretion, to repair or replace the damaged or destroyed portion of the Hotel with such modifications as Owner may deem appropriate or as may be required by law, and Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary to comply with applicable law, ordinance, regulation or order or as necessary for the safe and orderly operation of the Hotel, provided that Manager and Owner acknowledge that, in the event such damage is a Minor Casualty, such damage shall be repaired as provided in Section 7.01C and this Agreement shall remain in effect. Proceeds of insurance with respect to the insurance described in Subsections 6.02A, 6.02C and 6.02D shall be paid to Owner, Landlord and/or Manager, as their interests may appear. All proceeds from all other insurance described in this Agreement shall be paid to Owner and/or

Landlord, as their interests may appear. If such damage or destruction is other than a Minor Casualty and Owner elects not to repair or replace said damaged portion of the Hotel, Owner shall so notify Manager by written notice within ninety (90) days after the date of the casualty.

                    B. In the event damage or destruction to the Hotel is other than a Minor Casualty and Owner notifies Manager that Owner will not repair or replace such damage, either party may terminate by at least sixty (60) days prior written notice to the other party.

                    C. If, during the Term, the Hotel is damaged by fire, casualty or other cause and such damage is a Minor Casualty or Owner otherwise elects to repair or replace such damaged or destroyed portion of the Hotel, Manager, with the concurrence of Owner, shall, with all reasonable diligence, proceed to process the claim with the applicable insurance carriers, including settling such claim, and to make the necessary arrangements with appropriate contractors and suppliers to repair and/or replace the damaged portion of the Hotel. Owner’s consent shall be needed for Manager to perform any of the foregoing, all of which shall be performed in accordance with Prudent Industry Practices. Owner agrees to sign promptly any documents which are necessary to process and/or adjust the claim with the insurance carriers, as well as any contracts with such contractors and/or suppliers, provided that in each instance such documents and contracts have previously been approved by Owner. If Owner elects to use Manager’s construction management services for construction projects in connection with any non-emergency repairs or replacements, Owner will pay Manager such construction management fee as may be agreed upon by the parties. Notwithstanding anything in this Agreement to the contrary, Manager agrees to make or cause to have made all emergency repairs and replacements at the actual cost paid or incurred for such repair or replacement.

          7.02. Condemnation.

                    A. In the event all or substantially all of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Hotel shall be so taken, but the result is that either Owner or Manager reasonably determines that it is not feasible to continue to operate the Hotel in accordance with the standards required by this Agreement, Owner or Manager may terminate this Agreement as of the effective date of such taking. All awards and proceeds of any such taking or proceeding shall belong to Owner and/or Landlord, as the case may be.

                    B. In the event this Agreement is not terminated pursuant to Section 7.02.A, such portion of the Hotel that is not so taken shall be repaired or replaced, with such modifications as Owner may deem appropriate or as may be required by law, and this Agreement shall continue except as may be otherwise agreed by the parties. All awards for any such partial taking or condemnation shall belong to Owner and/or Landlord, as the case may be. Manager shall have the right to discontinue temporarily operating the Hotel to the extent it deems necessary for the safe and orderly operation of the Hotel.

          7.03. Subordination to Qualified Mortgage.

                    A. Manager shall provide to any Mortgagee an instrument (the “Subordination Agreement”), reasonably satisfactory in all respects to Owner and such Mortgagee, which shall be recordable in the jurisdiction where the Hotel is located, pursuant to which:

                              1. This Agreement and any extensions, renewals, replacements or modifications thereto, and all right and interest of Manager in and to the Hotel, shall be subject and subordinate to such Mortgagee’s Qualified Mortgage, with notice and opportunity to cure rights and post-default cure rights in favor of Mortgagee;

                              2. Manager shall be obligated to each of the Subsequent Owners (as defined below) to perform all of the terms and conditions of this Agreement for the balance of the remaining Term hereof, with the same force and effect as if such Subsequent Owner were the Owner; and

                              3. In the event that there is a Foreclosure of such Qualified Mortgage in connection with which title or possession of the Hotel is transferred to the Mortgagee (or its designee) or to a purchaser at foreclosure or to a subsequent purchaser from the Mortgagee (or from its designee) (all of the foregoing shall collectively be referred to as “Subsequent Owners”), this Agreement may be terminated at the election of such Subsequent Owner as of the date of such Foreclosure or upon thirty (30) days notice, unless and to the extent the Mortgagee, in its sole and absolute discretion, shall have agreed to recognize Manager’s rights under this Agreement following foreclosure or deed-in-lieu of foreclosure, which recognition may be requested from such Mortgagee by Manager prior to encumbrance of the Hotel by such Mortgagee’s Qualified Mortgage. Such recognition may be granted or denied by such Mortgagee in its sole and absolute discretion and shall not be a condition to Owner’s or Landlord’s right to mortgage the Hotel with any such Qualified Mortgage and denial of recognition of this Agreement by a Mortgagee shall not affect any of Manager’s obligations or duties under this Agreement.

                    B. Except as otherwise agreed by Owner and Manager, Owner will not encumber its leasehold estate under the Hotel Lease with any Mortgage other than a Qualified Mortgage. Manager shall have no responsibility for payment of debt service due with respect to the Hotel, from Gross Revenues or otherwise, and such responsibility shall be solely that of Owner, provided that Manager shall comply with any requirements of any Mortgagee with respect to establishment of escrows and payment of Impositions.

          7.04. No Covenants, Conditions or Restrictions.

                    A. Manager acknowledges and agrees with Owner, and represents and warrants to Owner, that, as of the Effective Date, to the best of Manager’s knowledge, except as disclosed to Owner in writing, there are no covenants, conditions or restrictions, including reciprocal easement agreements or cost-sharing arrangements (individually or collectively referred to as “CC&R(s)”) affecting the Site or the Hotel which: (i) would prohibit or limit Manager from operating the Hotel in accordance with the System Standards; (ii) would allow the

Hotel facilities (for example, parking spaces) to be used by persons other than guests, invitees or employees of the Hotel; (iii) would allow the Hotel facilities to be used for specified charges or rates which have not been approved by Manager; (iv) would subject the Hotel to exclusive arrangements regarding food and beverage operation or retail merchandise; or (v) would impose any financial obligations on Owner or Landlord or on the Hotel.

          7.05. Liens; Credit.

          Manager and Owner shall use commercially reasonable efforts to prevent any liens from being filed against the Hotel which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Hotel and shall cooperate fully in obtaining the release of any such liens. If the lien was not occasioned by the fault of either party, the cost of releasing any lien shall be treated the same as the cost of the matter to which it relates. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release. In no event shall either party borrow money in the name of or pledge the credit of the other.

          7.06. Hotel Lease.

          Manager shall use reasonable efforts to comply with any requirements of the Hotel Lease respecting operation of the Hotel, and Owner shall comply with any other obligations of Owner under the Hotel Lease, including but not limited to payment as and when due, of any and all rental and other payments due under the Hotel Lease. Manager shall have no responsibility for payment of rental or other sums due under the Hotel Lease, from Gross Revenues or otherwise, and such responsibility shall be solely that of Owner.

ARTICLE VIII
DEFAULTS

          8.01. Events of Default.

          Each of the following shall, to the extent permitted by applicable law, constitute an “Event of Default” under this Agreement.

                    A. The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party, or the admission by either party that it is unable to pay its debts as they become due.

                    B. The consent to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by either party.

                    C. The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive).

                    D. The failure of either party to make any payment required to be made in accordance with the terms of this Agreement, as of the due date as specified in this Agreement and the failure to cure such default within ten (10) days after receipt of written notice from the non-defaulting party demanding such cure, or in the case of any failure by Manager to make payments of Owner’s Priority or other distributions of Operating Profit payable to Owner, such failure is not cured within three (3) Business Days after receipt of written notice from Owner.

                    E. Any employee at the Hotel is or becomes a Specially Designated National or Blocked Person and is not terminated from his or her employment at the Hotel on or before thirty (30) days after Manager’s receipt of notice of such employee’s status.

                    F. In carrying out its duties hereunder, any principal or owner of Manager or its Affiliates providing services to the Hotel commits any act involving fraud or moral turpitude relating to the business or affairs of the Hotel, or is indicted or convicted of an act which constitutes a felony.

                    G. Any representation or warranty by Manager or any of its Affiliates in this Agreement or in any certificate or document or financial or other statement furnished or delivered to Owner or any of its Affiliates at any time under or in connection with this Agreement shall have been intentionally false or misleading in any material respect on or as of the date made or deemed made.

                    H. The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after the defaulting party’s receipt of written notice from the non-defaulting party of said failure, or, if the default is such that it cannot reasonably be cured within said thirty (30) day period of time, if the defaulting party fails to commence the cure of such default within said thirty (30) day period of time or thereafter fails to diligently pursue such efforts to completion, provided that (i) in the case of any default by Manager (other than in clause (ii) below), such default is cured not later than ninety (90) days after Manager’s receipt of such written notice, (ii) in the case of Manager’s failure to maintain the insurance required by Article VI (except with respect to any insurance that Owner has elected to maintain pursuant to Section 6.05), such failure is cured not later than ten (10) days after Manager’s receipt of such written notice and, in any event, prior to the date any insurance coverage would lapse, and (iii) in the event Owner has elected to maintain insurance pursuant to Section 6.05 and fails to maintain such insurance, such failure is cured not later than ten (10) days after Owner’s receipt of written notice of default from Manager.

          8.02. Remedies.

          Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action: (1) to terminate this Agreement by written notice to the defaulting party, which termination shall be effective as of the effective date which is set forth in said notice, provided that said effective date shall be at least thirty (30) days after the date of said notice in the case of an Event of Default by Owner; (2) to institute forthwith any and all proceedings permitted by law or equity including, without limitation (but subject to the provisions of Section 10.20 hereof), actions for specific performance and/or damages; and/or (3) to avail itself of the remedies described in Section 8.03.

          8.03. Additional Remedies.

                    A. Upon the occurrence of a Default by either party under the provisions of Section 8.0l.D, the amount owed to the non-defaulting party shall accrue interest, at an annual rate equal to the Prime Rate plus three (3) percentage points, from and after the date on which the Default occurred.

                    B. The remedies granted under Section 8.02 and Section 8.03 shall not be in substitution for, but shall be in addition, to, any and all rights and remedies available to the non-defaulting party (including, without limitation, injunctive relief and damages) by reason of applicable provisions of law or equity and shall survive Termination.

ARTICLE IX
ASSIGNMENT AND SALE

          9.01. Assignment.

                    A. Manager shall not assign or transfer its interest in this Agreement without the prior written consent of Owner and any franchisor under the Franchise Agreement. Any assignee consented to by Owner and by such franchisor shall agree in writing to be bound by and comply with the terms of this Agreement (such written agreement to be acceptable in form and substance to Owner and such franchisor). For purposes of the foregoing, a transfer of Manager’s interest in this Agreement shall include (i) an assignment or pledge of this Agreement as security for an obligation, (ii) a transfer of more than fifty percent (50%) ownership or beneficial interest, direct or indirect, in Manager, including any such transfer by operation of law and (iii) a transfer of Manager’s interest in this Agreement by operation of law, including by merger or consolidation.

                    B. Owner shall have the right to assign or transfer its interest in this Agreement without the prior written consent of the Manager (1) as security for a Qualified Mortgage of the Hotel in accordance with this Agreement, (2) in connection with a sale, assignment, transfer or other disposition of the Hotel by Owner or Landlord and (3) in connection with a merger or consolidation or reorganization of, or a sale of all or substantially all of the assets of, Apple REIT Ten, Inc., or any Affiliate thereof.

                    C. In the event Owner and the franchisor under the Franchise Agreement consent to an assignment of this Agreement by Manager, no further assignment or transfer shall be made without the express consent in writing of such parties. An assignment by Manager of its interest in this Agreement shall not relieve Manager from its obligations under this Agreement.

                    D. Notwithstanding anything contained herein to the contrary, Manager shall not assign its interest in this Agreement to a Specially Designated National or Blocked Person.

          9.02. Sale of the Hotel.

          Owner or Landlord may, in its or their sole and absolute discretion, enter into any Sale of the Hotel to any Person. In connection with any such Sale of the Hotel during the first five (5) years of the Term, this Agreement will be assigned and not terminated so long as no Event of Default exists. In connection with any Sale of the Hotel thereafter, Owner may assign this Agreement as provided in Section 9.01 or terminate this Agreement upon thirty (30) days notice to Manager, provided that if this Agreement is terminated as a result of such Sale during the second five (5) years (i.e., years six (6) through ten (10)) of the Term, and no Event of Default exists, Owner will pay or cause to be paid to Manager a termination fee within five (5) Business Days after the effective date of such termination, such fee to be in an amount equal to eighty percent (80%) of the Base Management Fee reasonably estimated to be payable to Manager from the effective date of the termination until the end of the tenth (10th) year of the Term. In connection with any Sale of the Hotel after the tenth (10th) year of the Term, Owner, in its sole discretion, may assign this Agreement as provided in Section 9.01 or terminate this Agreement upon thirty (30) days notice to Manager, and no termination fee shall be payable to Manager. Upon any such sale or assignment, Owner shall be released of all liabilities and obligations arising under and with respect to this Agreement on and after the date of such Sale of the Hotel.

ARTICLE X
MISCELLANEOUS

          10.01. Right to Make Agreement.

          Each party warrants, with respect to itself, that neither the execution of this Agreement nor the performance of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or, require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

          10.02. Consents and Cooperation.

          Wherever in this Agreement the consent or approval of Owner or Manager is required, except as otherwise provided in this Agreement or agreed by the parties, such consent or approval shall not be unreasonably withheld, delayed or conditioned by the party whose consent or approval is required, shall be in writing and shall be executed by a duly authorized officer or agent of such party. Owner agrees to cooperate with Manager by executing such leases, subleases, licenses, concessions, equipment leases, service contracts and other agreements negotiated in good faith and at arm’s length by Manager and pertaining to the Hotel that, in Manager’s reasonable judgment, should be made in the name of the Owner, provided that all such agreements shall be subject to Owner’s prior approval.

          10.03. Relationship.

          The relationship of Owner and Manager shall be that of independent contractors, and neither this Agreement nor any agreements, instruments, documents, or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Manager an agent of or partner or joint venturer with Owner. Owner and Manager agree that neither party will make any contrary assertion, claim or counterclaim in any action, suit, arbitration or other legal proceedings involving Owner and Manager. Any contract or agreement that Manager enters into with an Affiliate of Manager or with a third party to provide goods or services to the Hotel shall be entered into in the name of Manager and not Owner, and Owner have no liability with respect to any such contract or agreement except for contracts or agreements to which Owner has previously consented to in writing and which are consistent with the Annual Operating Projection.

          10.04. Applicable Law.

          This Agreement shall be construed under and shall be governed by the laws of the Commonwealth of Virginia, without regard to that state’s conflict of laws provisions. Each of Owner and Manager hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the state in which the Hotel is located and of the United States District Court of such state, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Owner may otherwise have to bring any action or proceeding relating to this Agreement against Manager in the courts of any jurisdiction. Each of Owner and Manager hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any obligation which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          10.05. Recordation.

          The terms and provisions of this Agreement shall not run with the parcel of land designated as the Site, and neither this Agreement nor any memorandum or short form hereof shall be recorded or registered without the prior written consent of Owner.

          10.06. Headings.

          Headings of articles and sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular articles or sections to which they refer.

          10.07. Notices.

          Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail (with a copy by first class mail) or Express Mail service, in each case postage prepaid, return receipt requested or by nationally utilized overnight delivery service, addressed to the parties as follows:

To Owner:	Apple Ten Hospitality Management, Inc.
c/o Apple REIT Companies
814 East Main Street
Richmond, Virginia 23219
	Attn:	Krissy Gathright
	Attn:	General Counsel
	Phone:	(804) 344-8121
	Fax:	(804) 344-8129

To Manager:	Stonebridge Realty Advisors, Inc.
c/o Stonebridge Companies
9100 East Panorama Drive, Suite 300
Englewood, Colorado 80112
	Attn:	Navin C. Dimond
	Phone:	(303) 785-3100, ext. 122
	Fax:	(303) 785-3107

With copy to:	Stonebridge Realty Advisors, Inc.
c/o Stonebridge Companies
9100 East Panorama Drive, Suite 300
Englewood, Colorado 80112
Attention: Howard Pollack, General Counsel
Phone: (303) 785-3100, ext. 126
Fax No.: (303) 785-3107

or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is mailed in accordance herewith shall be deemed received when delivery is received or refused, as the case may be. Additionally, notices may be given by telephone facsimile transmission, provided that an original copy of said transmission shall be delivered to the addressee by nationally utilized overnight delivery service on the business day following such transmission. Telephone facsimiles shall be deemed delivered on the date of such transmission.

          10.08. Environmental Matters.

                    A. Manager shall operate the Site and the Hotel in compliance with all applicable Environmental Laws. Manager shall (i) not use, generate or store any Hazardous Materials in or on the Site or the Hotel except as necessary for the operation and maintenance of the Hotel and in compliance with the Environmental Laws, (ii) not allow, permit or cause the release or threat of release of any Hazardous Materials in, on, under or from the Site or the Hotel, except for the ordinary use of cleaning and maintenance supplies in compliance with applicable

Environmental Laws, (iii) not allow the accumulation of tires, spent batteries, construction and demolition debris or any other solid waste, except for solid waste generated from the operation of the Hotel and stored in containers for normal scheduled pickup and disposal off site in compliance with applicable Environmental Laws and (iv) operate and maintain the Hotel in a manner to prevent mold, fungal or other microbial growth or conditions that are favorable for such growth, including, without limitation, the proper operation and maintenance of heating, ventilation and air conditioning systems and removal of any mold, fungal or microbial growth.

                    B. In the event of the discovery of a release or threat of release of Hazardous Materials in, on, under or from any portion of the Site or in the Hotel during the Term, Manager shall promptly notify Owner and shall take all appropriate actions with regard to such Hazardous Materials as required of an owner or operator under applicable Environmental Laws. Manager shall keep Owner apprised of the status of addressing the release or threat of release of Hazardous Materials, and Owner shall have the right at any time to assume control of the matter from Manager.

“Environmental Laws” shall mean all federal, state and local environmental, health and safety laws, rules, regulations, ordinances, permits, orders, common law or requirements of any governmental authority, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601, et. seq., as amended; Solid Waste Disposal Act, 42 U.S.C. §§ 6901, et. seq., as amended; Toxic Substances Control Act, 15 U.S.C. §§ 2601, et. seq., as amended; Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101, et. seq., as amended; Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et. seq.

“Hazardous Materials” shall mean any hazardous substances, hazardous wastes, toxic substances, hazardous materials, petroleum or petroleum products, pollutants or contaminants (as those terms are defined under Environmental Laws), including, without limitation, polychlorinated biphenyls, lead or lead-based paint, asbestos or mold in such concentrations or amounts as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws or which may present a significant risk of harm to guests, invitees or employees of the Hotel.

          10.09. Confidentiality.

          Owner and Manager agree that the terms of this Agreement are strictly confidential and will use their reasonable efforts to ensure that the terms of this Agreement are not disclosed to any outside person or entities without the prior written consent of the other party, except (1) as Owner may determine is required by any law, rule, regulation or judicial process, or by any regulatory or supervisory authority having jurisdiction over the parties or any of their Affiliates or (2) to the extent reasonably necessary, (i) to obtain licenses, permits and other public approvals, (ii) in connection with a financing of the Hotel, Owner, or any Affiliate thereof, (iii) in connection with a Sale of the Hotel or other sale of Owner, or any Affiliate thereof or its or their corporate assets, (iv) subject to the provisions of Section 4.02, in connection with an audit or other investigation conducted pursuant to this Agreement or (v) in connection with either party’s enforcement of its rights and remedies under this Agreement. Notwithstanding the foregoing or anything to the contrary set forth herein, the terms of this Agreement shall not be deemed confidential to the extent: (a) such information becomes generally available to the public other than as a result of unauthorized disclosure by the recipient or persons to whom such recipient has made the information available; or (b) the party seeking to disclose such confidential information can demonstrate to the reasonable satisfaction of the other party that the information sought to be disclosed is customarily disclosed by at least 80% of all Persons directly or indirectly owning hotels in the United States.

          10.10. Indemnification.

                    A. Manager hereby agrees to indemnify, defend and hold harmless Owner, its officers, directors, stockholders, employees, agents and their respective successors and assigns from and against any and all claims, liabilities, damages, losses, obligations and costs (including reasonable attorneys’ fees) arising from (i) Manager’s or any of its Affiliates’ failure to comply with its obligations under this Agreement, and (ii) any gross negligence, theft, fraud or willful misconduct of the corporate level staff of Manager or its Affiliates or the on-site executive staff at the Hotel. All liabilities of Manager pursuant to this Section 10.10A shall be Manager’s Liabilities.

                    B. Owner hereby agrees to indemnify, defend and hold harmless Manager, its officers, directors, stockholders, employees, agents and their respective successors and assigns from and against any and all claims, liabilities, damages, losses, obligations and costs (including reasonable attorneys’ fees) arising from Owner’s failure to comply with its obligations under this Agreement.

          10.11. Actions to be Taken Upon Termination.

          Upon a Termination, the following shall be applicable:

                    A. Manager shall, within ninety (90) days after Termination, prepare and deliver to Owner a final accounting statement with respect to the Hotel, as more particularly described in Section 4.01 hereof, along with a statement of any sums due from Owner to Manager pursuant hereto, dated as of the date of Termination. Within thirty (30) days of the receipt by Owner of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of an Event of Default by either party, in which case the defaulting party shall pay such cost. Manager and Owner acknowledge that there may be certain adjustments for which the information will not be available at the time of the final accounting and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that all accounts shall be deemed final two (2) years after Termination.

                    B. Manager shall immediately release and transfer to Owner any of Owner’s funds which are held or controlled by Manager with respect to the Hotel, after deducting any amounts due and owing to Manager under this Agreement.

                    C. Manager shall make available to Owner such books and records respecting the Hotel (including those from prior Fiscal Years during the Term of this Agreement) as will be needed by Owner to prepare the accounting statements, in accordance with the Uniform System of Accounts, for the Hotel for the year in which the Termination occurs. Manager’s obligation under this Subsection 10.11C shall expire two (2) years after the date of termination of this Agreement.

                    D. Manager shall (to the extent permitted by law) assign to Owner or to the new manager all operating licenses and permits for the Hotel which have been issued in Manager’s name (including liquor and restaurant licenses, if any); provided that if Manager has expended any of its own funds in the acquisition of any of any of such licenses or permits, Owner shall reimburse Manager therefor if it has not done so already unless such expenditure is a Manager’s Liability.

                    E. If this Agreement is terminated by reason of Owner’s Event of Default, a reasonable reserve shall be established from Gross Revenues to reimburse Manager for all costs and expenses incurred by Manager in terminating its employees at the Hotel, such as severance pay, unemployment compensation, employment relocation and other employee liability costs arising out of the termination of employment of Manager’s employees at the Hotel. If Gross Revenues are insufficient to meet the requirements of such reserve, then Owner shall deliver to Manager, within ten (10) Business Days after receipt of Manager’s written request therefor, the sums necessary to establish such reserve.

                    F. Owner may, at its option, (i) provide Manager and/or the employees at the Hotel (or require Manager to provide to the employees at the Hotel) at least sixty (60) days’ notice of a Termination and/or (ii) cause the entity which shall succeed Manager as the operator of the Hotel to offer employment to a sufficient number of the employees at the Hotel to avoid the occurrence, in connection with such Termination, of a “plant closing” or “mass layoff” within the meaning of the WARN Act. If Owner elects to cause the entity which shall succeed Manager as operator of the Hotel to employ certain of Manager’s employees, Manager shall not take any action that would cause such employees not to continue as employees at the Hotel.

                    G. Various other actions shall be taken, as described in this Agreement, including, but not limited to, the actions described in Section 4.05 and Section 6.04.

                    H. Manager shall peacefully vacate and surrender the Hotel to Owner on the date of termination unless otherwise agreed to by the parties.

                    I. Owner may elect to maintain any insurance coverages or policies that Manager has procured pursuant to Article VI. In the event Owner elects to cancel any such insurance coverages or policies prior to the applicable expiration date(s) thereof, Owner shall pay any cancellation penalties with respect to the cancelled insurance coverage unless termination results from a default by Manager.

          The provisions of this Section 10.11 shall survive Termination.

          10.12. Waiver.

          The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

          10.13. Partial Invalidity.

          If any portion of any term or provision of this Agreement, or the application thereof to any person or circumstance shall be invalid or unenforceable, at any time or to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

          10.14. Survival.

          Except as otherwise specifically provided in this Agreement, the rights and obligations of the parties herein shall not survive any Termination.

          10.15. Negotiation of Agreement.

          Owner and Manager are both business entities having substantial experience with the subject matter of this Agreement, and each has fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.

          10.16. Estoppel Certificates.

          Each party to this Agreement shall at any time and from time to time, upon not less than fifteen (15) days’ prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); and (b) stating to the best knowledge of the certifying party (i) whether or not there is a continuing Default or Event of Default by the non-certifying party in the performance or observance of any covenant, agreement or condition contained in this Agreement, (ii) the amount, if any, of any past due fees or other past due amounts owed to Manager or Owner; and (iii) whether or not there are any past due and unpaid obligations with respect to the Hotel, other than in the ordinary course of business. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid. In addition, upon written request after a Termination, each party agrees to execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated.

          10.17. Affiliates.

          Except for the contract between Manager and its Affiliate that furnishes employees for the Hotel as provided in Section 1.03, Manager shall not be entitled to contract with companies that are Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate) to provide goods and/or services to the Hotel without the prior written consent of Owner. Owner agrees not to unreasonably withhold consent if the terms of such contracts are on terms as favorable to Owner and the Hotel as are available from third parties that are not affiliated and the terms of the contract have been specifically disclosed and approved in the approved Annual Operating Projection. In addition, Manager shall not be entitled to contract with third parties or their Affiliates that have other contractual relationships with Manager and/or its Affiliates to provide goods and/or services to the Hotel without the prior written consent of Owner unless the terms of such contracts are as favorable to Owner and the Hotel as are available from unrelated third parties, except for geographic and regional differences in the pricing of goods and services that are attributable to the location of the Hotel. In each instance, all direct and indirect benefits of such contractual relationships with affiliated companies and/or third parties having other contractual relationships shall have been disclosed to Owner and shall accrue to the benefit of the Hotel and/or Owner, other than incidental entertainment of Manager’s senior staff and principals that is not material and could not reasonably be expected to influence any decision made by Manager, its Affiliates or its or their officers, directors, employees or principals with respect to any contract affecting the Hotel.

          10.18. Blocked Persons or Entities.

          Manager represents and warrants to Owner and covenants for the benefit of Owner that (i) neither Manager nor any of its Affiliates or any officers, directors, partners or employees of Manager or its Affiliates, or, to its knowledge, the funding sources for any of the foregoing, is or will be identified on the list of the U. S. Treasury’s Office of Foreign Asset Control (“OFAC”); (ii) neither Manager nor any of its Affiliates is or will be directly or indirectly owned or controlled by the government of any country that is subject to an embargo imposed by the United States government; and (iii) neither Manager nor any of its Affiliates is acting or will act on behalf of a government of, or is involved in business arrangements or other transactions with, any country that is subject to such an embargo. Manager will notify Owner in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties incorrect.

          10.19. Restrictions on Operating the Hotel in Accordance with System Standards.

          In the event of either (i) a Legal Requirement, including an order, judgment or directive by a court or administrative body which is issued in connection with any Litigation involving Owner, or (ii) any action taken by a Mortgagee in connection with a Foreclosure, which in either case restricts or prevents Manager, in a material and adverse manner, from operating the Hotel in accordance with System Standards (including without limitation, any restrictions on expenditures by Manager from the Operating Accounts or from the Reserve, other than restrictions which are set forth in this Agreement), Manager shall be entitled, at its option, to terminate this Agreement upon sixty (60) days’ written notice to Owner. The foregoing shall not reduce or otherwise affect the rights of the parties under Article VIII.

          10.20. Counterparts.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument. Such executed counterparts may be delivered by facsimile which, upon transmission to the other party, shall have the same force and effect as delivery of the original signed counterpart. The submission of an unsigned copy of this Agreement or an electronic instrument with or without electronic signature to either party shall not constitute an offer or acceptance. This Agreement shall become effective and binding only upon execution and delivery of this Agreement in non-electronic form by both parties in accordance with this Section.

          10.21. Entire Agreement.

          This Agreement, together with any other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a written non-electronic instrument that has been duly executed by the non-electronic (which shall not be deemed to exclude facsimile) signature of an authorized representative of the parties hereto.

          10.22. Franchise Agreement.

          During the Term of this Agreement, Manager shall perform all of the obligations of Owner as “Franchisee” under the Franchise Agreement to the extent such obligations relate to the management or operation of the Hotel, including, without limitation, the obligations of “Franchisee” under Paragraphs ____ ____ _____ _____ of the Franchise Agreement, and Manager shall not commit any act or omit to take any action that would cause a default by the Franchisee under the Franchise Agreement. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Franchise Agreement, the provisions of the Franchise Agreement shall prevail. Manager and Owner shall each send promptly to the other any and all material notices that it receives from the Franchisor with respect to the Hotel or the Franchise Agreement, and Manager shall keep Owner fully informed with respect to all matters that come to Manager’s attention under the Franchise Agreement that could be material to Owner and/or the business operated at the Hotel. Notwithstanding the foregoing, Manager shall not have the right to grant any consent, approval or other right reserved to the Franchisee under the Franchise Agreement or to make any decision or agreement on behalf of Owner under the Franchise Agreement. In the event the Franchise Agreement is terminated as a result of any Event of Default or any other act, omission or default by Manager or its Affiliates, this Agreement shall also terminate effective as of the date of termination of the Franchise Agreement; if the Franchise Agreement is terminated for any other reason, the Agreement shall not terminate but shall remain in full force and effect, unless the parties hereto agree otherwise.

          10.23. Operation of Other Hotels.

          During the Term and except for the Hotel and the hotel listed in Schedule 1 attached hereto (the “Excluded Hotel”), if Manager or any of its Affiliates shall acquire, lease, own, manage or operate, directly or indirectly, any hotel, inn, motel or other type of lodging facility, regardless of whether similar to the Hotel or whether operated under the same or a different brand, in the same geographic area or market as the Hotel, Manager shall not permit unfair favoritism in the operation and management of such other hotels that would disadvantage the operation or business of the Hotel (such as, by way of example only, directing potential Hotel guests to such other hotels instead of to the Hotel). At Owner’s request, Manager shall provide such information as may reasonably be requested by Owner to determine if there has been any such unfair favoritism and, in the event Owner, in its reasonable business judgment, determines that any such unfair favoritism has occurred, Owner may terminate the Agreement, provided that if Manager is able to demonstrate to Owner’s reasonable satisfaction that Manager can effect a cure of such unfair favoritism, Owner will permit Manager to effect such cure, and if such cure is effected to Owner’s reasonable satisfaction, this Agreement will not be terminated as a result of such unfair favoritism, provided that this Agreement shall again become terminable pursuant to this Section 10.23 if there is unfair favoritism after such cure.

          10.24. Expert Decisions.

          Where a matter is to be referred to an Expert for determination, the following provisions shall apply to such Expert’s determination:

                    A. The use of the Expert shall be the exclusive remedy of the parties and neither party shall attempt to adjudicate any dispute in any other forum. The decision of the Expert shall be final and binding on the parties and shall not be capable of challenge, whether by arbitration, in court or otherwise;

                    B. Each party shall be entitled to make written submissions to the Expert, and if a party makes any submission it shall also provide a copy to the other party and the other party shall have the right to comment on such submission. The parties shall make available to the Expert all books and records relating to the issue in dispute and shall render to the Expert any assistance requested of the parties. The costs of the Expert and the proceedings shall be borne as directed by the Expert unless otherwise provided for herein. The Expert may direct that such costs be treated as Deductions;

                    C. The Expert shall make its decision with respect to the matter referred for determination by applying the standards applicable to first-class hotels in accordance with the

System Standards (including the requirements of any quality assurance program) and determining whether the matter at issue is necessary to satisfy such standards; and

                    D. The terms of engagement of the Expert shall include an obligation on the part of the Expert to: (i) notify the parties in writing of his decision within forty-five (45) days from the date on which the Expert has been selected (or such other period as the parties may agree or as set forth herein); and (ii) establish a timetable for the making of submissions and replies.

          10.25. Waiver of Jury Trial and Punitive Damages.

          Owner and Manager each hereby absolutely, irrevocably and unconditionally waive trial by jury and the right to claim punitive damages in any litigation, action, claim, suit or proceeding, at law or in equity, arising out of or pertaining to this Agreement or any other agreement, instrument or document entered into in connection herewith.

ARTICLE XI
DEFINITION OF TERMS

          11.01. Definition of Terms.

          The following terms when used in this Agreement shall have the meanings indicated:

          “Accounting Fee” shall mean a monthly fee of One Thousand Five Hundred Fifty and No/100 Dollars ($1,550.00) payable to Manager and pro-rated, as applicable, as provided in Section 3.04. The Accounting Fee will be increased on each anniversary of the Effective Date by five percent (5%) of the amount then in effect.

          “Accounting Period” shall mean a calendar month, except that the first Accounting Period shall begin on the Effective Date and shall end on the last day of the calendar month in which the Effective Date occurs.

          “Accounting Period Statement” shall have the meaning ascribed to it in Section 4.0l.A.

          “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power: (i) to vote more than fifty percent (50%) of the voting stock or other beneficial interests of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the Ownership of voting stock, by contract or otherwise.

          “Agreement” shall mean this Management Agreement between Owner and Manager, including the exhibits attached hereto.

          “Annual Operating Projection” shall have the meaning ascribed to it in Section 4.04.

          “Annual Operating Statement” shall have the meaning set forth in Section 4.0l.B.

          “Available Cash Flow” shall mean an amount, with respect to each Fiscal Year or portion thereof during the Term, equal to the excess, if any, of the Operating Profit over the Owner’s Priority.

          “Base Management Fee” shall mean an amount payable to Manager as a Deduction from Gross Revenues for all services provided by Manager pursuant to this Agreement, except as otherwise expressly provided herein. The Base Management Fee shall be three percent (3%) of Gross Revenues.

          “Buildings” shall mean the buildings and improvements constituting that certain hotel more particularly described on Schedule 1 attached hereto and made a part hereof which is located on the Site.

          “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia or the State of Colorado.

          “CC&R’s” shall have the meaning ascribed to it in Section 7.04.A.

          “Competitive Set” shall mean the group of hotels which are closest in geographical distance from the Hotel and which are generally within the same hotel market segment as the Hotel. The initial Competitive Set is identified on Schedule 1 attached hereto and made a part hereof. If any such hotels, subsequent to the Effective Date, either changes its chain affiliation or ceases to operate or otherwise ceases to reflect the general criteria set forth in the first sentence of this definition, the Competitive set shall be changed at the request of either Owner or Manager and approval of both parties, such approval not to be unreasonably withheld, conditioned or delayed so that it continues to satisfy the criteria set forth in the first sentence of this definition. Any disagreements shall be resolved by the Expert in accordance with Section 10.24.

          “Deductible Leases” shall mean the lease of the property management computer system for the Hotel and such other leases as Owner and Manager may mutually agree will be “Deductible Leases.”

          “Deductions” shall have the meaning ascribed to it in the definition of Operating Profit.

          “Default” shall mean the occurrence of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.

          “Effective Date” shall have the meaning ascribed to it in the Preamble.

          “Environmental Laws” shall have the meaning ascribed to it in Section 10.08.A.

          “Event of Default” shall have the meaning ascribed to it in Section 8.01.

          “Expert” shall mean an independent, nationally recognized hotel consulting firm or individual who is qualified to resolve the issue in question, and who is appointed in each instance by agreement of the parties or, failing agreement, each party shall select one (1) such nationally recognized consulting firm or individual and the two (2) respective firms and/or individuals so selected shall select another such nationally recognized consulting firm or individual to be the Expert. Each party agrees that it shall not appoint an individual as an Expert hereunder if the individual is as of the date of appointment, or prior to such date was, an Affiliate of such party or employed by such party or its Affiliates, either directly or as a consultant, in connection with any other matter. In the event that either party calls for an Expert determination pursuant to the terms hereof, the parties shall have ten (10) days from the date of such request to agree upon an Expert and, if they fail to agree, each party shall have an additional ten (10) days to make its respective selection of a firm or individual, and within ten (10) days of such respective selections, the two (2) respective firms and/or individuals so selected shall select another such nationally recognized consulting firm or individual to be the Expert. If either party fails to make its respective selection of a firm or individual within the ten (10) day period provided for above, then the other party’s selection shall be the Expert. Also, if the two (2) respective firms and/or individuals so selected shall fail to select a third nationally recognized consulting firm or individual to be the Expert, then such Expert shall be appointed by the American Arbitration Association and shall be a qualified person having at least ten (10) years recent professional experience as to the subject matter in question.

          “FF&E” shall mean furniture, furnishings, fixtures, soft goods, case goods, signage, audio-visual equipment, kitchen appliances, vehicles, carpeting and equipment, including front desk and back-of-the-house computer equipment, but shall not include Fixed Asset Supplies or Software.

          “FF&E Lease” means a lease of any FF&E, which lease is properly capitalized for financial accounting purposes.

          “Fiscal Year” shall mean, initially, the period beginning as of the Effective Date and ending at midnight on the following December 31 and thereafter each calendar year during the Term. Any partial Fiscal Year between the Effective Date and the commencement of the first full Fiscal Year shall constitute a separate Fiscal Year. A partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall also constitute a separate Fiscal Year. If Fiscal Year is changed in the future, appropriate adjustment to this Agreement’s reporting and accounting procedures shall be made; provided, however, that no such change or adjustment shall alter the term of this Agreement or in any way reduce the distributions of Operating Profit or other payments due hereunder except as may otherwise be expressly agreed upon by the parties to this Agreement.

          “Fixed Asset Supplies” shall mean items included within “Property and Equipment” under the Uniform System of Accounts including, but not limited to, linen, china, glassware, tableware, uniforms, and similar items, whether used in connection with public space or Guest Rooms.

          “Force Majeure” shall mean acts of God, acts of war, civil disturbance, governmental action (including the revocation or refusal to grant licenses or permits, where such revocation or refusal is not due to the fault of the party whose performance is to be excused for reasons of Force Majeure), strikes, lockouts, fire, unavoidable casualties or any other causes beyond the reasonable control of either party (excluding, however, (i) lack of financing, or (ii) general economic and/or market factors).

          “Foreclosure” shall mean any exercise of the remedies available to a Mortgagee, upon a default under the Qualified Mortgage held by such Mortgagee, which results in a transfer of title to or possession of the Hotel. The term “foreclosure” shall include, without limitation, any one or more of the following events, if they occur in connection with a default under a Qualified Mortgage: (i) a transfer by judicial or non-judicial foreclosure; (ii) a transfer by deed in lieu of foreclosure; (iii) the appointment by a court of a receiver to assume possession of the Hotel; (iv) a transfer of either ownership or control of the Owner, by exercise of a stock pledge or otherwise; (v) if title to the Hotel is held by a tenant under a ground lease, an assignment of the tenant’s interest in such ground lease; or (vi) any similar judicial or non-judicial exercise of the remedies held by the Mortgagee resulting in actual ownership or control of the Hotel by such Mortgagee or its designee.

          “Franchise Agreement” shall mean the Franchise License Agreement described on Schedule 1 attached hereto and made a part hereof, as the same may be amended or supplemented from time to time.

          “Gross Revenues” shall mean all revenues and receipts of every kind derived from operating the Hotel and all departments and parts thereof, including, but not limited to: income (from both cash and credit transactions) from rental of Guest Rooms, telephone charges, stores, cell phone sites, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; income from parking; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of the Hotel; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; interest received or accrued with respect to the funds in the Reserve or the other operating accounts of the Hotel; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); or any proceeds from any Sale of the Hotel or from the financing or refinancing of any debt encumbering the Hotel.

          “Guest Room” shall mean a separately-keyed lodging unit in the Hotel.

          “Guest Room Revenues” shall mean the portion of Gross Revenues of the Hotel which is attributed to the rental of Guest Rooms.

          “Hazardous Materials” shall have the meaning ascribed to it in Section 10.08.A.

          “Hotel” shall mean the Site together with the Buildings and all other improvements construed or to be constructed on the Site pursuant to this Agreement, all FF&E and Fixed Asset Supplies installed or located on the Site or in the Buildings, and all easements or other appurtenant rights thereto.

          “Hotel Lease” shall have the meaning ascribed to it in Recital B.

          “Impact Fees” shall have the meaning ascribed to it in Section 4.07.A.

          “Impositions” shall have the meaning ascribed to it in Section 4.07.

          “Incentive Management Fee” shall mean an amount payable to Manager, pursuant to Section 3.01 and Section 4.01, that is equal to twenty percent (20%) of Available Cash Flow in any Fiscal Year (or portion thereof) after payment to Owner of Owner’s Priority (including, without limitation, all accrued and unpaid Owner’s Priority).

          “Initial Term” shall have the meaning ascribed to it in Section 2.01.

          “Inventories” shall mean “Inventories” as defined in the Uniform System of Accounts, such as, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

          “Landlord” shall mean the Person identified as Landlord on Schedule 1 attached hereto and made part hereof.

          “Legal Requirement(s)” shall mean any federal, state or local law, code, rule, ordinance, regulation or order of any governmental authority or agency having jurisdiction over the business or operation of the Hotel or the matters which are the subject of this Agreement, including, without limitation, the following: (i) any building, zoning or use laws, ordinances, regulations or orders; and (ii) Environmental Laws.

          “Litigation” shall mean: (i) any cause of action (including, without limitation, bankruptcy or other debtor/creditor proceedings) commenced in a federal, state or local court; or (ii) any claim brought before an administrative agency or body (for example, without limitation, employment discrimination claims).

          “Manager” shall have the meaning ascribed to it in the Preamble hereto or shall mean any permitted successor or assign, as applicable.

          “Manager’s Liability” and “Manager’s Liabilities” shall have the meanings ascribed to such terms in Section 4.03.B.

          “Minor Casualty” shall mean any fire or other casualty that results in damage to the Hotel and/or its contents, the repair cost for which is less than fifteen percent (15%) of the replacement cost of the Hotel, as reasonably determined by Manager and substantiated estimates prepared by independent third party general contractors or consultants reasonably selected by Manager and reasonably approved by Owner.

          “Mortgage” shall mean any mortgage creating a lien on the Hotel.

          “Mortgagee” shall mean the holder of any Qualified Mortgage encumbering the Hotel or the Site.

          “Operating Accounts” shall have the ascribed to it in Section 4.03.A.

          “Operating Loss” shall mean a negative Operating Profit.

          “Operating Profit” shall mean the excess of Gross Revenues over the following deductions (“Deductions”) incurred by Manager, on behalf of Owner, in operating the Hotel:

                    1. the cost of sales, including, without limitation, costs associated with the employment, management and termination of Hotel employees (including hiring and recruitment fees and expenses), the costs of moving the Hotel General Manager and Director of Sales to the area in which the Hotel is located at the commencement of their employment at the Hotel (except to the extent Manager is required to reimburse Owner for such costs as provided in Section 1.03), compensation, benefits, employment taxes, training and severance payments and other costs related to Hotel employees, provided that the foregoing costs shall not include salaries and other employee costs of executive personnel of Manager who do not work at the Hotel on a regular basis, which salaries and costs shall be Manager’s Liability;

                    2. departmental expenses incurred at departments within the Hotel; administrative and general expenses; the cost of marketing incurred by the Hotel; advertising and business promotion incurred by the Hotel; heat, light, and power; computer line charges; and routine repairs, maintenance and minor alterations treated as Deductions under Section 5.01;

                    3. the cost of Inventories and Fixed Asset Supplies consumed in the operation of the Hotel;

                    4. a reasonable reserve for uncollectible accounts receivable as reasonably determined by Manager with the concurrence of Owner;

                    5. all costs and fees of independent professionals or other third parties who are retained by Manager with the concurrence of Owner to perform services required or permitted hereunder;

                    6. all costs and fees of technical consultants and operational experts who are retained or employed by Manager in accordance with the approved Annual Operating Projection with the concurrence of Owner for specialized services (including, without limitation, quality assurance inspectors) and the reasonable cost of attendance by employees of the Hotel at training and manpower development programs sponsored by Manager, provided the costs thereof are included in the approved Annual Operating Projection or Owner has approved attendance at programs and the cost thereof;

                    7. the Base Management Fee;

                    8. all “Monthly Royalty Fees,” “Monthly Program Fees,” and other similar fees payable to the Franchisor under the Franchise Agreement;

                    9. insurance costs and expenses as provided in Section 6.04;

                    10. taxes, if any, payable by or assessed against Manager related to this Agreement or to Manager’s operation of the Hotel and Impositions (exclusive of Manager’s income taxes or franchise taxes and any other similar taxes payable by Manager and all other taxes, assessments and payments excluded from the definition of Impositions);

                    11. transfers to the Reserve required pursuant to Section 5.02;

                    12. any costs paid by Manager pursuant to the Franchise Agreement;

                    13. payments pursuant to Deductible Leases;

                    14. the per diem (or hourly, if charged on that basis by Manager to hotels it operates) charge for personnel of Manager assigned to special projects for the Hotel approved by Owner;

                    15. travel expenses of headquarters and regional personnel of Manager supervising the Hotel or providing specialized services to the Hotel and of Hotel employees for attendance at training sessions, in connection with marketing of the Hotel or other purposes related to Manager’s performance of its obligations under this Agreement;

                    16. the allocated costs of the centralized services provided to the Hotel pursuant to Section 1.10; and

                    17. to the extent included in the approved Annual Operating Projection or approved in advance by Owner, such other costs and expenses incurred by Manager as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel, including without limitation, travel expenses or supervisory personnel of Manager incurred in connection with managing the Hotel.

          The term “Deductions” shall not include (a) debt service payments pursuant to a Qualified Mortgage, or (b) rental payments under any Hotel Lease, all of which shall be paid by Owner from its own funds, (c) FF&E Leases (other than Deductible Leases), which FF&E Leases (if any) shall be funded from the Reserve, (d) expenses incurred for improvements under the Hotel property improvement plan that are funded from the PIP Escrow, or (e) other capital expenditures, determined in accordance with generally accepted accounting principles that are funded from the Reserve or that increase Owner’s Priority.

          “Owner” shall have the meaning ascribed to it in the Preamble or shall mean any successor or assign, as applicable.

          “Owner’s Priority” shall mean an amount up to, but not in excess of the amount shown as Owner’s Priority on Schedule 1 attached hereto and made a part hereof, per Fiscal Year (prorated for any partial Fiscal Year). Owner’s Priority for each Fiscal Year shall be paid to the extent of Operating Profit available in such Fiscal Year, as provided in Section 3.02 of this Agreement. In the event of any capital expenditures made with respect to the Hotel in accordance with the approved Annual Operating Projection after the Effective Date that are in excess of the Reserve, the Owner’s Priority shall be increased (but not decreased) for the remaining portion of the Fiscal Year in which such capital expenditures are made and all subsequent Fiscal Years by an amount equal to ten and one-half percent (10.5%) of such capital expenditures..

          “Person” means an individual (and the heirs, executors, administrators, or other legal representatives of an individual), a partnership, a corporation, limited liability company, a government or any department or agency thereof, a trustee, a trust and any unincorporated organization.

          “Prime Rate” shall mean the “prime rate” of interest announced from time to time in the “Money Rates” section of The Wall Street Journal.

          “Prudent Industry Practice” shall mean the customary practices of the hotel industry in the United States for hotels comparable to the Hotel. To the extent inconsistent with the requirements of the Franchise Agreement, such practices shall be conformed to the requirements of the Franchise Agreement for purposes of this Agreement.

          “Qualified Mortgage” shall mean a Mortgage securing a loan the original principal amount of which is not greater than seventy-five percent (75%) of the fair market value of the Hotel.

          “Reserve” shall have the meaning ascribed to it in Section 5.02A.

          “Revenue Data Publication” shall mean Smith’s STAR Report, a monthly publication distributed by Smith Travel Research, Inc. of Gallatin, Tennessee, or an alternative source, reasonably satisfactory to both parties, of data regarding the Revenue Per Available Room of hotels in the general trade area of the Hotel. If such Smith’s STAR Report is discontinued in the future, or ceases (in the reasonable opinion of either Owner or Manager) to be a satisfactory source of data regarding the Revenue Per Available Room of various hotels in the general trade area of the Hotel, Owner and Manager shall select an alternative source for such data.

          “Revenue Index” shall mean that fraction that is equal to (a) the Revenue Per Available Room for the Hotel divided by (b) the average Revenue Per Available Room for the hotels in the

Competitive Set, as set forth in the Revenue Data Publication. Appropriate adjustments to the Revenue Index acceptable to Owner shall be made in the event of a major renovation of the Hotel.

          “Revenue Index Threshold” shall mean the number shown on Schedule 1 attached hereto and made a part hereof. However, if the entry of a new hotel into the Competitive Set (or the removal of a hotel from the Competitive Set) causes significant variations in the Revenue Index that do not reflect the Hotel’s true position in the relevant market, appropriate adjustments shall be made to the Revenue Index Threshold by mutual consent of Owner and Manager each acting in good faith.

          “Revenue Per Available Room” shall mean (i) the term “revenue per available room” as defined by the Revenue Data Publication, or (ii) if the Revenue Data Publication is no longer being used (as more particularly set forth in the definition of “Revenue Data Publication”), the aggregate gross room revenues of the hotel in question for a given period of time divided by the total room nights for such period. If clause (ii) of the preceding sentence is being used, a “room” shall be an available hotel guestroom that is keyed as a single unit.

          “Routine Capital Expenditures” shall mean certain routine, non-major expenditures which are classified as “capital expenditures” under generally-accepted accounting principles, and which will be funded from the Reserve (pursuant to Section 5.02). Routine Capital Expenditures consist of the following types of expenditures: exterior and interior painting; resurfacing building walls and floors; resurfacing parking areas; and miscellaneous similar expenditures. Routine Capital Expenditures are not non-routine capital expenditures or major repairs or major alterations or improvements.

          “Sale of the Hotel” shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of the Site and/or the Hotel or any interest therein, in whole or part. For purposes of this Agreement, a Sale of the Hotel shall also include a lease (or sublease) of all or substantially all of the Hotel or Site or any interest therein.

          “SEC Filing Period” shall mean such period of time (not to exceed thirty (30) days) after the close of each Fiscal Year within which Owner must receive the Annual Operating Statement from Manager with respect to such Fiscal Year in order for Owner to have a reasonable period of time within which to prepare and make all required filings with the Securities and Exchange Commission and other applicable governmental agencies.

          “Site” shall mean the real property described on Exhibit A attached hereto and made a part hereof.

          “Software” shall mean all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software which is generally commercially available, which are used by Manager in connection with operating or otherwise providing services to the Hotel.

          “Specially Designated National or Blocked Person” shall mean (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control from time to time as a

“specially designated national or blocked person” or similar status, (ii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001, or (iii) a person otherwise identified by government or legal authority as a person with whom Manager or its Affiliates are prohibited from transacting business. Currently, a listing of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

          “Subordination Agreement” shall have the meaning ascribed to it in Section 7.03.

          “Subsequent Owners” shall have the meaning ascribed to it in Section 7.03.A.

          “System” shall have the meaning set forth in the Franchise Agreement.

          “System Standards” shall mean any one or more (as the context requires) of the following three (3) categories of standards: (i) operational standards (for example, services offered to guests, quality of food and beverages, cleanliness, staffing and employee compensation and benefits, frequent traveler programs and other similar programs; (ii) physical standards (for example, quality of the hotel, FF&E, and Fixed Asset Supplies, frequency of FF&E replacements, etc.); and (iii) technology standards (for example, those relating to software, hardware, telecommunications, systems security and information technology); each of such standards shall be the standard which is generally prevailing or in the process of being implemented at other hotels in the System represented by the Franchise Agreement.

          “Term” shall have the meaning ascribed to it in Section 2.01.

          “Termination” shall mean the expiration or sooner cessation of this Agreement.

          “Trade Name” shall mean any name, whether informal (such as a fictitious name or d/b/a) or formal (such as the full legal name of a corporation or partnership) which is used to identify an entity.

          “Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Educational Institute of the American Hotel & Motel Association, as revised.

          “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq.

          “Working Capital” shall mean funds that are used in the day-to-day operation of the business of the Hotel, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities. The initial Working Capital deposited by Owner as of the Effective Date shall be Forty-Five Thousand and No/100 Dollars ($45,000.00).

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first written above.

OWNER:

APPLE TEN HOSPITALTY MANAGEMENT, INC.

By:	/s/ David Buckley

Name:	David Buckley

Title:	Vice President

S - 1 – Management Agreement

MANAGER:

STONEBRIDGE REALTY ADVISORS, INC.,
a Colorado corporation, d/b/a STONEBRIDGE COMPANIES

By: /s/	Navin C. Dimond

Name:	Navin C. Dimond

Title:	President and CEO

S - 2 – Management Agreement

SCHEDULE 1

HOTEL SPECIFIC DATA

1. Description of Hotel: That certain hotel known as the Hilton Garden Inn Denver Downtown, located at 1400 Welton Street, Denver, Colorado 80202, containing 221 Guest Rooms, a lobby, meeting rooms, administrative offices, restaurant, parking and certain amenities and related facilities located on the Site, including the following:

a. Number of Guest Rooms: 221

b. Other Improvements/Amenities: Approximately 3,239 sq. ft. aggregate meeting room space; indoor swimming pool, exercise room, spa, business center

2. Franchise Agreement: Hilton Garden Inn – Franchise License Agreement, dated as of the date of this Management Agreement, between Hilton Garden Inns LLC as licensor, and Owner, as licensee.

3. Funding of Reserve for Repairs, Maintenance and Replacements: During the period from the Effective Date to the expiration or earlier termination of this Agreement, Manager shall transfer into the Reserve an amount equal to four percent (4%) of Gross Revenues for each such Accounting Period.

4. Competitive Set:

Crowne Plaza
Magnolia
Courtyard
Hampton Inn
Curtis Hotel
Embassy Suites

5. Landlord: Apple Ten Hospitality Ownership, Inc., a Virginia corporation

6. Owner’s Priority: Six Million One Hundred Forty-Two Thousand Five Hundred and No/100 Dollars ($6,142,500.00)

7. Revenue Index Threshold: 1.0

8. Excluded Hotel: Potential Homewood Suites by Hilton

Schedule 1 – p. 1

EXHIBIT A

LEGAL DESCRIPTION OF SITE

LOTS 10 THROUGH 16, BLOCK 172, EAST DENVER, CITY AND COUNTY OF DENVER, STATE OF COLORADO.

Exhibit A – p. 1

EXHIBIT B

REPRESENTATIONS AND WARRANTIES

          Manager hereby represents and warrants to Owner as set forth below.

                    (a) Authority; No Conflicts. Manager is a corporation duly formed, validly existing and in good standing in the State of Colorado. Manager has obtained all necessary consents to enter into and perform this Agreement and is fully authorized to enter into and perform its obligations under this Agreement. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Manager of this Agreement, and this Agreement is hereby binding and enforceable against Manager. Neither the execution nor the performance of, or compliance with, this Agreement by Manager has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Manager or to the Hotel.

                    (b) Bankruptcy. Neither Manager nor any of its Affiliates, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

                    (c) Employees. All employees employed at the Hotel are the employees of Manager or an Affiliate of Manager identified to Owner. To the best of Manager’s knowledge, there are no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Manager or the Manager or the Hotel is bound with respect to any employees employed at the Hotel.

Exhibit B – p. 1